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As filed with the Securities and Exchange Commission on  December  23 , 2011
Registration No. 333-167451

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
to
FORM S-1

REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

Classic Rules Judo Championships, Inc.
(Name of small business issuer in its charter)

Delaware	7997	20-8424623
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

100 Research Drive, Suite 16 Stamford, CT 06906 Tel: (203) 327-6665
(Address and telephone number of principal executive offices and principal place of business)

Corporations USA, LLC
341 Raven Circle
Wyoming, DE 19934
(866) 356-2872
(Name, address and telephone number for agent for service)

Copies to:
Jerry Gruenbaum, Esq.
Law Offices of SEC Attorneys, LLC
Two Corporate Drive, Suite 234
Shelton, Connecticut 06484
(203) 222-9333
(203) 225-1244 (Fax)
Approximate date of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One):

   Large accelerated filer    [  ]                                                                Accelerated filer                                                                         [  ]

   Non-accelerated filer      [  ]                                                                Smaller reporting company                                                      [X]
   (Do not check if a smaller
   reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered 1	Proposed Maximum Offering Price Per Unit 2	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock
$0.001 par value	10,882,103	$0.01	$103,176	$12.47

Total	10,882,103	$0.01	$103,176	$12.47

________________________
(1) Represents common shares currently outstanding to be sold by the selling security holders.
(2) There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown.  Although the registrant's common stock has a par value of $0.001, the registrant believes that the calculation of $0.01 per share is a bona fide estimate of the offering price in accordance with Rule 457(a).

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS
Subject to completion, dated __________________
Classic Rules Judo Championships, Inc.
10,882,103 shares  of Common Stock at held by stockholders

Offering Price: $0.01

This prospectus relates to the sale of up to  10,882,103 shares  of our common stock by certain existing holders of the securities.  As of December 22, 2011, 11,596,195 shares  of common stock are issued and outstanding.  All costs associated with this registration will be borne by us

This is our initial public offering.  The shares of our common stock are not currently traded: our securities are not listed on any national securities exchange or the Nasdaq Stock market.
Upon the effectiveness of this prospectus: the Selling Shareholders may sell the shares as detailed in the section entitled "Plan of Distribution."

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained.  As of December 22, 2011 , we have 11,596,195 common shares issued and outstanding. Our common stock is not traded on any exchange or in the over-the-counter market.  After this Registration statement becomes effective, we expect to have a broker dealer file an application with the Finance Industry Regulatory Authority for our common stock to be eligible for trading on the OTC Bulletin Board.  However, there can be no assurance that we will find a market maker and no assurance that our shares will be approved for listing on the OTC Bulletin Board.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 .

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference.  We have not authorized anyone else to provide you with different information.  Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Dealer Prospectus Delivery Obligation

Until ________________ [90 days from the date of effectiveness], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.
Subject to Completion, the date of this Prospectus is _____________, 2011.

All dollar amounts in this prospectus are in U.S. dollars.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

The following prospectus summary is qualified in its entirety by, and should read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock.  You should read the entire prospectus carefully.

Our Company - Classic Rules Judo Championships, Inc.

Classic Rules Judo Championships, Inc. (“We” or the “Company”) was originally formed as Blue Ribbon Pyrocool, Inc. a Delaware corporation November 16, 2005, as a wholly owned subsidiary of Puritan Financial Group, Inc., a company traded on the Pink OTC Markets, Inc.  On March 24, 2008 a majority of the shareholders approved the spin-off of the Company to the shareholders of record as of December 26, 2005.  The payment date was not determined at that time, but subsequently will be set upon the declaration of the effectiveness of this registration statement.  Subsequent to its formation and prior to being renamed, the Company had no revenues or operations.

Our Company, Classic Rules Judo Championships, Inc. created a subsidiary which was incorporated in the state of Connecticut called Classic Rules World Judo Championships, Inc.  There are no other subsidiaries.  On July 15, 2008 the Company executed a Memorandum of Understanding entitled “Management's Global Agreement” (the “MOU”) with Classic Rules Judo Championships, Inc. and Mr. Chris Angle.  Under such MOU the Company would change its name and pursue the business of Classic Rules Judo Championships.

We intend to establish and promote tournaments for the sport of classical judo and have, so far, done two tournaments, one in 2010 and one in 2011.

Contestants pay a fee to enter the contest and vie to become the winner of this yearly  tournament  which is known as the Classic Rules World Judo Championships.  We plan to apply through a FINRA member broker dealer for OTC-Bulletin Board listing after our Registration Statement is declared effective.  Management believes that listing on the OTC-Bulletin will position the Company to find financing to progress its business plan forward.  However, there is no assurance that the Company will find a market maker and no assurance that our share will be approved for listing in the OTC Bulletin Board.

The first tournament was held in March of 2010, had 15 competitors each paying a $100 entry fee generating revenue of $1,500.  With miscellaneous revenue such as from entrance fees, total revenue was $2,087.

Expenses for the first contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facilities Custodial, $100 for Advertising, $150 for Supplies, $200 for Transportation of Tournament mats totalling $1,355.

The second tournament was held in June of 2011, but attendance of athletes dropped to only 11 competitors that paid $75 except for one competitor who paid $50 totalling $850.  With miscellaneous revenue, such as from entrance fees, total revenue was $1,010.

Expenses for the second contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facility Custodial, $392 for Transportation of Tournament mats, $296 for printing, totalling $1,593.

In the judo contest world the results for the attendance at both of the Classic Rules tournaments would be considered small.  We cannot predict if the Classic Rules type of tournament will become successful and attract athletes to a greater extent.

We have generated little revenues to date; we have minimal assets, and have incurred losses since inception.  From inception through the year ending September 30, 2011 we experienced a net loss of ( $53,373 ).  This net loss was contributed to by the organization al expenses and professional fees .  For the twelve months ended December 31, 2010 and 2009, we experienced net losses of $16,481 and $8,319, respectively.  These losses are attributable to organizational expenses and professional fees.   In our December 31, 2010 and 2009 year-end financials, our auditor issued an opinion that our financial condition raises substantial doubt about the Company's ability to continue as a going concern.  In 2010, the company experienced the start of operations and took in revenue of $2,087 ; and through September 2011, the Company took in total revenue of $1,010.

Further, without a further injection of cash from the founders or other investors the Company will deplete its cash within the next ninety days since it is using funds at a rate of approximately $ 175 per month ($2,100 yearly) and as a result may have to close.  In addition, the yearly audit and review fees are estimated to be approximately $ 10,000; our accounts payable is $5,000, and the estimated costs for the 2012 tournament is $3,000 totalling about $20,100.  We expect to only take in revenue from the 2012 tournament of $7,500 leaving an expected deficit for the coming one year of $12,600.
Our principal executive office is located at 100 Research Drive, Suite 16, Stamford, CT 06906 and our telephone number is (203) 327-6665.  The terms “Classic Rules,” “The Company,” “we,” “us” and “our” as used in this prospectus refer to Classic Rules Judo Championships, Inc.

About The Offering
The following is a brief summary of the offering:

Securities being offered:
10,882,103 common stock being held by current shareholders at par value $0.001 per share.  The shares being registered in this prospectus are held by shareholders.  We issued shares to these shareholders via private placements in exchange for an investment in our Company or as payment for assets or services.

Offering price per share:
The offering price of the common stock is $0.01 per share.  We plan to ask a broker dealer to apply on our behalf with the Over-the-Counter Bulletin Board electronic quotation service to allow the trading of our common stock after this prospectus is declared effective by the U. S. Securities and Exchange Commission.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transaction negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Offering Period:	As soon as practical after approval of Registration

Our Common Stock:
This is our initial registration.  There is not currently a market for our common stock.  We intend to list our shares on the Over-the-Counter Bulletin Board, or OTCBB, but our stock has not been approved for trading on the OTCBB as of the date of this prospectus.  We cannot determine if an active market will develop for our common stock.  Additionally, we cannot determine or predict the price at which our common stock will initially trade.  The selling shareholders will sell at a price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale by selling shareholders of our common stock.

Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

OTC/BB symbol
Not applicable.  We are not trading on any exchange.  We intend to have a broker dealer file an application on behalf of the Company for listing on the OTC-Bulletin Board following the effectiveness of this Registration Statement.

Summary Financial Information

The summary financial information presented below is derived from and should be read in conjunction with our financial statements, including notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	For the Nine Months Ended	For the Year Ended		Period from inception
	September 30 ,	December 31,		(Nov. 16, 2005)
	2011	2010	2009	to Sept. 30, 2011
	(Unaudited)			(Unaudited)

Revenues	$$1,010	$2,087	$-	$3,097

Operating Expenses
Cost of revenues	1,588	1,450		3,038
General and administrative	5,290	17,118	8,319	53,236
Interest expense	196	-	-	196

Total Expenses	7,074	18,568	8,319	56,470

Net Loss	$(7,074)	$(16,481)	$(8,319)	$(53,373)

Net Loss per Common Share
Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted Average
Shares Outstanding	10,953,137	10,445,313	9,750,136	6,074,169

Working Capital	(19,070)	(15,778)	(6,077)
Total Assets	76	25	1,337
Stockholder's Equity	(19,146)	(15,778)	(6,077)

Note:  On July 15, 2008, the Company reverse split the share on a 10 for 1 basis, which decreased the total outstanding shares from 10,449,250 to 1,044,925.  The stock transfer agent (Corporate Stock Transfer) added another 127 for additional rounding up purposes making the total 1,045,052. On July 15, 2008 the company issued a total of 8,705,084 for cash and services, which brings the total outstanding share to 9,750,136.  On March 31, 2010 and August 18, 2010 through a private placement memorandum, the Company issued an additional  825,826 and 185,079 respectively equaling 1,010,905 shares making the total shares issued to be 10,761,041; and of the shares issued in 2011 under four private placements, on March 18, 2011 the company issued 161,415 shares; the second on March 25, 2011 the company issued 109,224;  on 11/12/11 the company issured 430,107. and on 11/16/11 issured 134,408, making a total of 11,596,195 issued.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock.  If any of the events or developments described below actually occurs, our business, financial condition or results of operations could be negatively affected.  In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

RISK FACTORS RELATING TO OUR BUSINESS AND INDUSTRY

We may not be able to raise sufficient capital or generate adequate revenue in the future to meet our obligations and fund our operating expenses.

As of September 30, 2011 the Company had $76 in cash.   As of December 31, 2010 and 2009 , the Company had $ 25 and $ 1,337 , respectively, in cash. The Company plans to specialize in utilizing internet media and word of mouth to market and generate its leads for its business of conducting judo tournaments. The Company needs to raise additional capital in order to fully develop its business plan. The Company currently has only $76 in cash which is not enough to implement its business plan. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in reducing or ceasing our operations.

Additionally, even if we do raise sufficient capital and generate revenues to promote our future tournaments and to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from future operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern.

Our limited operation history makes it difficult to be able to raise needed capital in the future.

We performed our first contest in March 2010 and our second tournament in May 2011 . Therefore, we not only have a very limited operating history, but also a very limited track record in executing our business model. Our future success depends on acceptance of our tournament by athletes to become participants. Our efforts to sell our tournament model to judo athletes may not continue to be successful. In particular, because we are a relatively new company with a limited operating history, judo athletes and potential investors may have concerns regarding our viability. Our limited operating history may also make it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by companies in rapidly changing industries. If we do not manage these risks successfully, our business and operating results will be adversely affected.

We may be inadequately capitalized and not have enough cash flow to endure our proposed operational plans.

We have yet to attain profitable operations; and because we will need additional financing to fund our activities, our accountants believe there is substantial doubt about the company's ability to continue as a going concern. The Company has prepared financial statements for the years ended December 31, 2009 and 2010 reporting and its  September 30th, 2011 review that the Company is in its developmental stages having only performed its first two tournament s . Its ability to continue to operate as a going concern is fully dependent upon the Company obtaining sufficient financing to continue its development and operational activities. The ability to achieve profitable operations is in direct correlation to the Company's ability to raise sufficient financing. Accordingly, management believes the Company's continued existence, future expansion, and ultimate profitability is fully dependent upon raising sufficient proceeds in the future. It is important to note that even if the appropriate financing is received, there is no guarantee that the Company will ever be able to operate profitably or derive any significant revenues from its operation. The Company could be required to raise additional financing to fully implement its entire business plan.

We may not be able to operate efficiently and sell enough product to satisfy its capital needs.

The Company anticipates that it will incur losses and negative cash flow over the next twelve (12) months. There is no guarantee that the Company will ever operate profitably or even receive positive cash flows from full operations.
The company expects that until next June 2012, it will have office expenses of internet and transfer agent costs of approximately $175 per month plus its June 30, 2011 accounts payable of $ 5,000. In addition, the yearly audit and review fees are estimated to be approximately $10,000. Further, the estimated costs for the 2012 tournament will be $3,000.  In order to meet this cash requirement of $20,100, the Company will have to raise money through a Private Placement Memorandum. If we raise, or generate revenue of, $20,100 or more, the company expects that it will be able to cover its expenses until its next tournament and through July 2012 .
If the Company does not raise, or take in revenue of at least $ 20,100, it may not be able to meet its obligations and as a result have to cease operations.

The first tournament was held in March of 2010, and had 15 competitors each paying a $100 entry fee generating revenue of $1,500.  With miscellaneous revenue such as from entrance fees, total revenue was $2,087.

Expenses for the first contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facilities Custodial, $100 for Advertising, $150 for Supplies, $200 for Transportation of Tournament mats totalling $1,355.

The second tournament was held in June of 2011, but attendance of athletes dropped to only 11 competitors that paid $75 except for one competitor who paid $50 totalling $850.  With miscellaneous revenue, such as from entrance fees, total revenue was $1,010.

Expenses for the second contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facility Custodial, $392 for Transportation of Tournament mats, $296 for printing, totalling $1,593.

In the judo contest world the results for the attendance at both of the Classic Rules tournaments would be considered small.  We cannot predict if the Classic Rules type of tournament will become successful and attract athletes to a greater extent .

Further upon reaching July 2012 , the  third tournament, scheduled for June, 2012 , may not be successful, and as a result the Company may continue to operate at a loss. Should this become the case, the Company will either need to raise more money or cease operations.

The Company expects that the minimum operating costs to run the tournament in June 2012 will be $ 2,250 but these costs could grow to $3,000 and we expect the tournament to cost this amount.

Minimum Tournament Cost for 2012 (Estimated)	Monthly Cost	Yearly Cost
Trophies	$33	$400
Custodian	$29	$350
Facilities Rental	$13	$150
Advertisement	$8	$100
Supplies	$13	$150
Transportation	$66	$800
Printing	$25	$300
Sub-Total	$187	2250

Additional Possible Tournament Costs  in 2012 Should the Tournament Grow (Estimated)

Referees	$25	$300
Other Personnel	$13	$150
Miscellaneous	$25	$300

Total	$250	$3000

Revenue on the other hand is expected to grow to $7,500.

If the Company does not take in that revenue at the tournament, it will have to raise money to cover any shortfall; if it does not raise this needed capital, the company may have to cease operations.

We may experience significant yearly fluctuations in our operating results due to a number of factors, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations.

Due to our limited operating history, our evolving business model and the unpredictability of the judo athletes, our operating results may fluctuate significantly in the future. Many of the factors that cause these fluctuations are outside of our control. The amount we spend on tournament preparations may result in significant yearly fluctuations in our capital expenditures, and the amount and timing of our contest sales may result in significant fluctuations in our cash flow on a yearly basis. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

In addition to the factors described above, other factors that may affect our operating results include:
- Increases in the prices we need to pay to preform our tournaments;
- Increases in operating expenses, including those attributable to the costs of new judo tournament initiatives;
- Loss of athlete participants from previous years;
- Changes in our contest fee rates or the pricing policies of our competitors;
- Our unpredictable athlete participation contest cycle, including changes in potential athletes decisions whether to participate in our contest;
- Lower contest entry fees payable from the judo athletes due to increased competition from other judo tournaments;
- Our inability to develop and implement new tournaments that meet the judo athletes requirements or expectations in a timely manner;
- Our inability to retain key personnel;
- Any significant changes in the competitive dynamics of our market of athlete competitions, including new tournaments or substantial discounting of entry fees that are viewed by participating athletes as competitive to ours;
- Adverse economic conditions in our industry that effects the athletes which could affect the athletes ' economic ability to take time and endure the cost of the entry fee to compete.

The market for our Classic Rules tournaments is immature, and if our product is not widely accepted or is accepted more slowly than we expect, our operating results will be adversely affected.

We have derived substantially all of our revenue from the sale of contest entries and we expect this will continue for the foreseeable future. As a result, widespread acceptance of this entry fee for our tournament is critical to our future success. The market for a classic rules judo tournament is new, and it is uncertain whether these contests will achieve and sustain high levels of athlete acceptance. Factors that may negatively affect athlete acceptance of our product as well as our ability to obtain new athletes, include:

- Lack of perceived relevance and value in our tournaments by existing or potential athletes;
- Budgetary limitations to expand the tournament for new and existing athletes; and
- The belief that our tournament product is available from alternative contests.

We have limited experience with respect to our entry fee pricing model, and if the prices we charge for memberships are unacceptable to our existing or potential judo athletes, our revenue and operating results could experience volatility or decline. We have limited experience with respect to determining the appropriate metrics for establishing the annual entry fees for our contest. If the market for our tournament fails to develop or develops more slowly than we anticipate, or if competitors introduce new contests that compete with ours, we may be unable to attract new judo athletes at favorable entry fees based on the same pricing model we have historically used. In the future, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our entry fee rates, which could harm our operating results.

Our entry fees from judo athletes may decrease due to factors outside of our control.

Each athlete entry fee may have to be reset yearly based on athlete acceptance of our product and with the availability of other judo tournaments which compete for the judo athletes attention which may impact our financial results.

We may not be able to compete effectively against others to attract new judo athletes.

In our efforts to attract new athletes and retain existing ones, we compete primarily against established judo tournaments of other competitors.

We expect to face more direct competition in the future from other established and emerging contests. In addition, as a relatively new contest, we may not be able to attract the attention and interest of the judo athlete and may make errors in our attempts to develop a contest that attracts the athlete making us unable to make a profit.

We plan to substantially increase our operating expenses to expand our operations, and those increased expenses may negatively impact our profitability.

We expect to significantly increase future expenditures to develop and expand our business, including making substantial expenditures in marketing and contest equipment. We intend to develop new contests which will result in an increase in our operating expenses with no assurance that such tournaments will result in additional revenue that is sufficient to offset the additional expenses we incur.  We estimate that the increased operating expenses that we expect to incur will be firstly related to any increase in the size of the tournament.  Should the size of the tournament increase, we will incur expenses related to the hiring of referees, judges, timekeepers, scorers, awards, and contract labor to haul in and take away the mats on which the athletes compete.  We estimate that in 2012 that this operational expense will increase to approximately $3,000.

We might require additional capital to support our business growth and new future contests, and this capital might not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to acquire equipment such as contest mats and other tournament related equipment, expenses to increase our marketing efforts, and the need to put on an attractive tournament.

Accordingly, we may need to engage in equity or debt financings or enter into credit agreements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities that we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

We lack an extended operating history having only performed one tournament and have losses that we expect to continue into the future.

There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

We were incorporated on November 16th, 2005, and we have organized and performed only two tournaments with minimum revenues . We have little operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception through September 30, 2011 is $53,373.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:
- completion of this offering;
- our ability to develop and continually update a functional, user-friendly website;
- our ability to procure and maintain on commercially reasonable terms relationships with third parties to develop and maintain our website, network infrastructure, and transaction processing systems;
- our ability to identify and pursue mediums through which we will be able to market our product;
- our ability to attract athletes and their coaches to our website and obtain advertising sponsors;
- our ability to generate revenues through sales to new participants and advertising generated by our website;
- our ability to manage growth by managing administrative overhead; and
- our ability to obtain a suitable facility again next year and in subsequent years to hold our events.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and our revenues may not be as much as we might expect. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

We may be unable to protect the intellectual property rights that we have.

Our main intellectual property right lies in the name of Classic Rules Judo. This nomenclature denotes the type of judo and judo tournament that we are producing. As we are the first to use this brand name, we will become synonymous with this phrase. Since we see Classic Rules Judo as a phrase that will identify the Companys type of tournament, there may be some protection that that the Company could establish as a Servicemark, Trademark, or other; but the Company is unsure if there are protections and if any are applicable to Classic Rules Judo. If there is no protection, this may further jeopardize our product.

Chris Angle has assigned his right, if any, to the phrase Classic Rules Judo to the company. (See Exhibit)

Christopher Angle, our sole officer and director, developed the concepts behind the business plan. Mr. Angle assigned any intellectual property rights that he may have had in that line to us. While Mr. Angle did not believe that the tournament plan and its proposed website infringed on the intellectual property rights of third parties, Mr. Angle did not take any steps such as copyright or trademark protection to protect his intellectual property rights (if any), nor did he conduct any investigation to see if the tournament plan or the website plan infringed on the intellectual property rights of third parties. We have not conducted any investigation to see if the tournament or website plan infringes on the intellectual property rights of others. We have also not taken any further steps to protect our intellectual property rights in the website design nor do we intend to do so until after we become profitable in our operations.

Mr. Angle is under no contractual obligation to Classic Rules Judo Championships to continue to develop new web designs and he is not under any contractual obligation to assign his intellectual property rights in any new lines to the Company. We do not intend to use any person other than Mr. Angle as a source of concepts for new contest participation offers on our website.

We have not made any applications for copyright, trademark, and trade secret protection s and do not hava any non-disclosure agreements with employees and third-party service providers to establish and protect any intellectual property rights that we may  have in the tournament, if any . There can be no assurance that our competitors will not independently develop tournaments that are substantially equivalent or superior to ours. There also can be no assurance that should we adopt any measures to protect our intellectual property rights whether these measures will be adequate to do so. The ability of our competitors to develop services or other intellectual property rights equivalent or superior to ours or that our inability to enforce our intellectual property rights could have a material adverse effect on our results of operation. Presently, except with our sole director, Chris Angle, we have no agreements in place and we have no employees. Presently, except with our sole director, Chris Angle, we have no agreements in place and have not signed a non-disclosure agreement with any employees to establish or protect the intellectual property rights that we may have in the tournament.

Though we do not believe that any of the web designs will infringe on the intellectual property rights of third parties in any material respect, there can be no assurance that third parties will not claim infringement by us with respect to the designs. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause delays in the development of the tournament or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, results of operations, and financial condition.

We may not be able to keep up with the changing preferences of judoka (judo enthusiasts) which could require periodic product introduction.

As a result of changing judoka preferences, many tournaments are successfully marketed for a limited period of time. There can be no assurance that any tournament of our web sites will continue to be popular for a period of time. Our success will be dependent upon our ability to develop new and improved websites and ideas for the tournament and other contests of like nature, such as U.S. Open Classic Rules Judo Championships, Pan American Classic Rules Judo Championships. Our failure to introduce new sites, types, and ideas for the tournaments and to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations. We face intense competition and our inability to successfully compete with our competitors who produce other judo tournaments will have a material adverse effect on our results of operation.

The martial arts industry is highly competitive.

Our competition in the martial arts industry includes the contests sponsored by the International Judo Federation type of Judo, Ju-Jutsu, Karate, Brazilian Jiu-Jitsu, and Tae Kwon Do. Many of our competitors have longer operating histories, greater brand recognition, broader product lines, greater financial resources, and larger advertising budgets than we do. Many of our competitors offer similar tournaments or alternatives to our tournament. We intend to rely solely on concepts and other intellectual property developed by Chris Angle, our sole officer and director. There can be no assurance that we will procure an on-line retail market and tournament for the judoka that will be available to support the tournament site and website and will be sufficient for us to offer or allow us to seek expansion in producing other tournaments such as the Pan-American Open Classic Rules Judo Championships or the U.S. Open Classic Rules Judo Championships. There can be no assurance that we will be able to compete effectively in this marketplace.

Intellectual property claims against us can be costly and could impair our business.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation and diversion of our time and effort to concentrate on developing our product.

If we do not attract participants each year to our website on cost-effective terms, we will not make a profit in the future, which ultimately will result in a cessation of operations.

To date at our first tournament we did not have many participants. We cannot guarantee that we will ever have many participants. Even if our tournament grows, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations.

Our success depends on our ability to continue to attract athlete participants to our website on cost-effective terms. Our strategy to attract participants to our website includes viral marketing, the practice of generating "buzz" among Internet users in our products through the developing and maintaining web logs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as judoinfo.com, judoforum.com, other institutional judo related websites , and institutional websites such as Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer other judo practitioners to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to judo internet consumers. Our marketing strategy may not be enough to attract sufficient traffic to our website. If we are unsuccessful at attracting a sufficient and greater amount of traffic to our website, our ability to get an increasing number of participants and further improve our financial condition will be harmed.

We will be dependent on third parties to develop and maintain our website, network infrastructure, and transaction processing systems; design (based on concepts developed by our sole officer and director); and fulfill a number of participant service and other follow up functions. If such parties are unwilling or unable to continue providing these services, our business could be severely harmed.

If we will rely on third parties to assist in developing and maintaining our website, network infrastructure, and transaction processing systems; design (based on concepts developed by Chris Angle, our sole officer and director). Our success will depend on our ability to build and maintain relationships with such third party service providers on commercially reasonable terms. If we are unable to build and maintain such relationships on commercially reasonable terms, we will have to suspend or cease operations. Even if we are able to build and maintain such relationships, if these parties are unable to deliver products/services on a timely basis, our participants could become dissatisfied and decline to participate in our tournament.

If our customers become dissatisfied with the services provided by the third party internet services, our reputation and the Classic Rules Judo Championships brand of tournament could suffer.

We have recently contracted with Homestead Technologies at a cost of approximately $25 per month for website hosting services. We have not fully developed our website, network infrastructure, or transaction processing systems, and while we intend to use the proceeds from our investors to do so, as of yet, we are unsure of these future costs. We will have to suspend or cease operations if we are unable to fully develop our website, network infrastructure, and transaction processing systems.

If we are able to develop our website, network infrastructure, and transaction processing systems, any systems interruptions that result in the unavailability of our website or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of our services and would seriously harm our business, operating results, and financial condition. Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic to our website. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our website. In addition, we may be unable to upgrade or expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our then existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of participants' service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

If we need additional funds and can't raise them, we will have to terminate our operations.

We are dependent upon the funds we raised from our founders and our first two tournament s previous to this offering to initiate our operations, the proceeds of which may be insufficient to achieve profitability.   We needed the contributed capital from our founders ($5,373) and shareholders since inception (of the initial capital of $342 as of 2005; contributed capital as of 2008 of $5,526 contributed capital as of 2009 of $544; as of 2010 of $544; and no contributed capital so far this year as of September 30, 2011.  However, in May 2011 C. Angle loaned the company $5,000.  This amount is non-interest bearing and has no repayment terms.  The Company has imputed interest at 10% on this advance, resulting in $196 in interst expense in the nine months ended September 30, 2011.

Also, we have been dependent on the Private Placement Sales of Shares in the Company.  On March 31st, 2010 the Company in a Regulation D Private Placement issued 825,826 shares to G. Komarica for his investment in the Company of $5,000.  On August 18, 2010,  the company in a Regulation D Private Placement issued 185,079 shares to Chris Angle, the President, for his investment of $1.750.  On March 17, 2011, the Company sold 161,415 shares to V. Stolere, wife of C. Angle, for $1,500, and on March 25, 2011 sold 109,224 shares to G. Komarica for his investment of $1,000.   On November 12, 2011 the Company sold 430,107 shares to K. Shilleh for an investment of $4,000 and on November 16, 2011 sold 134,408 shares to G. Komarica for $1,250.

In addition the revenue from our first tournament in 2010 was only $1,677 which we used to start our operations and the revenue from the second tournament in 2011 was only $1,010.

Of the revenue that we raised so far, this amount will enable us, after paying the expenses of this offering, to operate through to January 2012 .  If we need additional funds and can't raise the money, we will have to cease operations.

If we do not make a profit in the future, we may have to suspend or cease operations.  In order for us to operate for the coming year we will need to raise revenue and/or additional funds of $20,100.

We estimate the monthly office costs to be $175 per month, which is comprised of internet and transfer agent fees, plus our accounts payable of $5,000 but not including the expenses of the next tournament that will be held in June, 2012 . We estimate that our normal expenses for the next contest will rise to about $3,000.  In addition, we will have audit and accounting review costs of about $10,000 per year.  Totalling these expenses, our costs are $20,100 for the coming year.

We have a minimum goal  of  about $7.500  for the 2012 tournament . The cost for a participant to enter in 2012 will be $100; and thus, it will require 75 athletes to participate in order for us to reach this minimum goal of $7,500.  However, this year (2011) athlete participation rate did not increase over the 2010 tournament with only 11 participants and revenue of only $1,010 since we reduced the entry fee to only $75 each for 10 of the participants and discounted one entry fee to $50 totalling $850 plus miscellaneous revenue from entrance fees of $160.  Hence, it may well be that next year we do not attain our goal of 75 athletes.

If we cannot operate profitably, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit the marketing of our website. The website and word of mouth are how we will generate revenue. Because we will be limiting our marketing activities, we may not be able to attract enough suppliers and customers to operate profitably. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from developing our websites and attracting more customers and result in a lack of revenues that may cause us to suspend or cease operations.

Operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

Our sole officer and director, Chris Angle, will only be devoting limited time to our operations. Mr. Angle will be devoting approximately 1 hour per week of his time to our operations.  However, the two weeks prior to the contest Mr. Angle’s time may become extensive for this limited time period.
Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to him. Because our sole officer and director does not have prior experience in online marketing, we may have to hire additional experienced personnel to assist us with our operations.

If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations. Although our sole officer and director has not had prior experience in financial accounting and in the preparation of reports under the Securities Exchange Act of 1934, Mr. Angle is presently using a simple accounting software (a spreadsheet) to prepare the accounting information. Mr. Nathan Lapkin has been assisting Mr. Angle in preparing the Company's financial reports. Mr. Lapkin was compensated by the issuance of 1,160,678 shares of common stock. Should an accountant be needed to assist, we may have to hire experienced personnel which could result in an expense we are unable to pay.

We expect that should an accountant such as a CPA be engaged, his cost will be approximately $2,500 to $5,000 per year. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

We have only one officer and director and if we lose his services we will have to cease operations.

We are completely dependent on our sole officer and director to guide our initial operations, initiate our plan of operations, and provide financial support. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission.

Our success will depend entirely on the ability and resources of Mr. Angle, our sole officer and director. If we lose the services or financial support of Mr. Angle, we will cease operations. Presently, Mr. Angle is committed to providing his time and financial resources to us. However, Mr. Angle does engage in other activities and only devotes, and will devote, a limited amount of time to our operations.

Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication.

Factors which could reduce the widespread use of the Internet include:

- actual or perceived lack of security of information or privacy protection;
- possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and
- excessive governmental regulation.

Customers may be unwilling to use the Internet to search for a tournament such as the Classic Rules Judo Championships. Our future depends heavily upon the general judo practitioner's willingness to use the Internet as a means to find and subscribe to a Classic Rules Judo Championships and to travel to the tournament to participate. The demand for and acceptance of such a tournament advertised over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If participants are unwilling to use the Internet to conduct business, our business may not develop profitably. Our relationships with our contest entrants may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers to enroll in the contest, are ineffective. Any breach in our website security could expose us to a risk of loss or litigation and possible liability. We anticipate that we will rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information such as credit card payments for entry fees. As a result of advances in computer capabilities, new discoveries in the field of cryptography , or other developments, a compromise or breach of our security precautions may occur. A compromise in our proposed security could severely harm our business. A party who is able to circumvent our proposed security measures could misappropriate proprietary information, including a participant's credit card information, or cause interruptions in the operation of our website. We may be required to spend significant funds and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price, or at all. Concerns regarding the security of e-commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions.

Because we intend to rely primarily on on-line credit card payment for entry into the tournament, we will risk fraudulent credit card transactions; a failure to adequately control such transactions would harm our net sales and results of operations because we do not intend to carry insurance against this risk. We intend to utilize technology to help us detect the fraudulent use of credit card information. Nonetheless, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the associated financial institution approved payment of the orders. Under current credit card practices, we will be liable for fraudulent credit card transactions because we do not intend to obtain a cardholder's signature. Because we have little operating history, we cannot predict our future levels of bad-debt expense.

Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our entry fee.

If one or more states successfully assert that we should collect sales or other taxes on the sale of the entry fee that we offer on our website, our business could be harmed. We do not intend to collect sales or other similar taxes for physical shipments of goods into states or countries. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce.

Existing or future government regulation could harm our business.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. Current and future laws and regulations could harm our business, results of operation, and financial condition.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or our marketing efforts. We are subject to increasing regulation at the federal, state, and international levels relating to privacy and the use of personal user information. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

If we fail to develop widespread contest awareness cost effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our contest in a cost-effective manner is critical to achieving widespread acceptance of our product and is an important element in attracting new clients. Allthough a brand recognition of Classic Rules may increase as competition in our market develops, brand promotion activities of Classic Rules may not generate client awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we might incur in building our brand. If we fail to promote and maintain our tournament successfully, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our contest, we may fail to attract or retain the judo athletes to the extent necessary to realize a sufficient return on our brand-building efforts.

We are dependent on our management team, which is composed of our sole officer and CEO, and the loss of this key member may prevent us from implementing our business plan.

Our success depends largely upon the continued services of our executive officer. We do not have an employment agreement with our chief executive officer that requires him to remain. Therefore, he could terminate his association with the company at any time without penalty. We do not maintain key person life insurance policies on our CEO. The loss of this key employee could seriously harm our business.  We anticipate that auditing costs for the year end audit will be approximately $7,000 followed by three audit quarterly reviews of $1,000 each totalling $10,000.

Failure to adequately expand our marketing team may impede our growth.

We expect to be substantially dependent on the marketing of our product by our sole officer, Chris Angle, to obtain new judo athlete participants.

Weak global economic conditions may adversely affect demand for our product.

Our operations and performance depend significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as judo athletes may postpone spending in response to their personal economic conditions and declines in personal income. This response could have a material negative effect on the demand for our product.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

As a public company, we will incur significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated public company reporting requirements. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules subsequently implemented by the SEC and The Nasdaq Stock Market, impose additional requirements on public companies, including enhanced corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to satisfy these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers and could increase the cost of obtaining director and officer liability insurance.

Although our CEO, Mr. Angle, will devote efforts to any additional needs that being a public company will require, there will be the cost of the yearly audit.  For the coming 12 months, we anticipate that our Company will incur the costs for the year end audit to be approximately $7,000 followed by 3 audit quarterly reviews of $1,000 each, totalling $10,000.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and investors views of us.

Ensuring that we have internal financial and accounting controls and procedures adequate to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We have in the past discovered, and may in the future discover, areas of our internal financial and accounting controls and procedures that need improvement. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We may need to hire additional accounting and financial staff, improve our existing controls and implement new processes. We cannot be certain that our actions to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline. In addition, a delay in compliance with Section 404 could subject us to sanctions or investigations by The Nasdaq Stock Market, the SEC or other regulatory authorities, make us ineligible for short form resale registrations or result in the inability of registered broker-dealers to make a market in our common stock, any of which could further reduce our stock price and could harm our business.

Furthermore, implementing any appropriate changes to our internal control over financial reporting may entail substantial costs in order to modify our existing accounting systems, may take a significant period of time to complete and may distract our officers, directors and employees from the operation of our business. These changes, however, may not be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors perceptions that our internal control over financial reporting is inadequate or that we are unable to produce accurate financial statements may adversely affect our stock price.  Our management has determined that we have material weaknesses in our internal control over financial reporting related to the Company not having an Audit Committee or independent Board of Directors to provide oversight of the Company's operations and not having accounting personnel with the appropriate level of experience and technical expertise to appropriately address complex accounting matters or to evaluate the impact of new and exisiting accounting pronouncements on our consoliated financial statements.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and may have an effect on our reported results of operations.

A change in accounting standards or practices could have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Our results of operations could vary as a result of the methods, estimates and judgments we use in applying our accounting policies.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations, including the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, patent assets, other investments, income taxes, litigation and other intangibles, and other contingencies. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments. In addition, actual results may differ from these estimates under different assumptions or conditions. Changes in those methods, estimates and judgments could significantly affect our results of operations.

Our operations are subject to risks of natural disasters, acts of war, terrorism or widespread illness at our domestic and international locations, any one of which could result in a business stoppage and negatively affect our operating results.

Our business operations depend on our ability to maintain and protect our facility, computer systems and personnel, which are primarily located in the New York City Area. The New York City Area is in close proximity to the infamous terror attack area of 9/11. Acts of terrorism, widespread illness and war could have a negative effect at our ability to develop our tournament product.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale in compliance with applicable federal and state securities laws.

Because the Securities and Exchange Commission imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

As a newly traded public company the trading price of our common stock is likely to be volatile.

Our shares of common stock are not and may never be quoted on any exchange or listing service. It may be difficult or impossible for you to sell your shares. Our common stock is not quoted on any exchange or listing service and it may never be quoted on any exchange or listing service. Persons who acquire shares of our common stock will have limited liquidity or opportunity to sell their shares and may not be able to recover any funds that have been invested in our common stock , and as such , the trading price is likely to be volatile.

The possible sales of shares of common stock by our selling shareholders may have a significant adverse effect on the market price of our common stock should a market develop.

The selling shareholders may sell some or all of their shares immediately after they are registered. In the event that the shareholders sell some or all of their shares, the price of our common stock could decrease significantly. Our ability to raise additional capital through the registration of our stock may be harmed by these competing resales of our common stock by the selling shareholders. Potential investors may not be interested in purchasing shares of our common stock if the selling shareholders are selling their shares of common stock. The selling of stock by the shareholders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling shareholders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their shares of common stock to potential investors for less than we do.

There is a risk due to us being a Penny Stock.

"Penny Stock" rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our shares.

Trading in our securities is subject to the SEC's "penny stock" rules and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

FINRA sales practice requirements may limit a stockholder's ability to buy and sell our stock. The FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Existing and prospective shareholders may experience significant dilution if we enter into a business combination with a private concern or public company and issue securities to shareholders of such private company.

Although the Company has no plans presently to merge with or acquire other companies, should an opportunity arise whereby it would be beneficial to the Company to take advantage of such an opportunity, the Company could consider the situation. As a result, we may enter into a business combination with a private concern or public company that, depending on the terms of merger or acquisition, may result in us issuing securities to shareholders of any such private company. The issuance of previously authorized and un-issued shares of common stock would result in reduction in percentage of shares owned by our present and prospective shareholders and may result in a change in control or management of our Company.

We are a closely held company and our management will have broad discretion over all corporate decisions including the use of the companys revenue and may not make prudent managerial decisions nor apply the proceeds in a way that enhance our operating results that would increase the value of our stock.

One of our shareholders, Desmond Capital, Inc., controls 47.35 % of our shares of common stock as of September 30, 2011 , and it may not vote its shares in a manner that benefits minority shareholders. As a result, this stockholder, acting along with any other major stockholder, will have the ability to control substantially all matters submitted to our stockholders for approval including:

a) election of our board of directors;
b) removal of any of our directors;
c) amendment of our Articles of Incorporation or bylaws; and
d) adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

This concentration of ownership may also have the effect of delaying, deterring, or preventing a change in control and may make some transactions more difficult or impossible to complete without the support of Desmond Capital. In addition, Desmond Capital may not have an interest in fully promoting the sale of our common stock if such sales would reduce the opportunity for it to sell its own shares at any time in the future.

If our stock does trade in a market or exchange, our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid. Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business.  You may lose part or all of your investment due to any of these risks or uncertainties.

If we continue to fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires us to evaluate and report on our internal control over financial reporting for all our current operations. Our management has determined that we have material weaknesses in our internal control over financial reporting related to the Company not having an Audit Committee or independent Board of Directors to provide oversight of the Companys operations and not having accounting personnel with the appropriate level of experience and technical expertise to appropriately address complex accounting matters or to evaluate the impact of new and existing accounting pronouncements on our consolidated financial statements. Until these deficiencies in our internal control over financial reporting are remediated, there is a reasonable possibility that a material misstatement to our annual or interim consolidated financial statements could occur and not be prevented or detected by our internal controls in a timely manner. We are committed to appropriately addressing these matters and we have engaged qualified consultants to assist us in these areas until we are able to hire additional resources.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to divert attention from the Companys operations to devote substantial time to new compliance initiatives. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The significant legal, accounting, and other expenses that we will incur as a public company is estimated to be the following on a yearly basis: Auditor for year end and quarterly review is estimated to be approximately $10,000.  However, there is a potential that theses audit costs could rise.  Should this become a reality, it woulld jeopardise our ability to function as a going concern and we might have to cease operations and go out of business.

This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.

There is substantial uncertainty that we will continue operations in which case you could lose your investment and our auditors have issued a going concern opinion,

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such, we may have to cease operations and you could lose your investment.

CAPITALIZATION

The following table sets forth, as of   September 30, 2011 and December 31, 2010 and 2009 , the capitalization of the Company on an actual basis.  This table should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.

	September 30,	December 31,
	2011	2010	2009
Assets:
Cash	$76	$25	$1,337
TOTAL ASSETS	$76	$25	$1,377

Liabilities
Accounts payable	$14,222	$15,803	$7,414
Advance from officer	5,000	-	-
Total liabilities	19,222	15,803	7,414

Stockholders' deficit:
Preferred stock, $0.001 par value, 50,000,000
shares authorized, 1,250,000 issued and outstanding
as of June 30, 2011, December 31, 2010 and 2009, respectively	1,250	1,250	1,250
Common stock, $0.001 par value, 100,000,000
shares authorized, 11,031,680 , 10,761,041 and 9,750,136
issued and outstanding as of June 30, 2011,
December 31, 2010 and 2009, respectively	11,032	10,761	9,750
Additional paid-in capital	21,945	19,520	13,751
Deficit accumulated during development stage	(53,373)	(47,309)	(30,828)
Total stockholders' deficit	(19,146)	(15,778)	(6,077)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$76	$25	$1,337

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements, including statements concerning possible or assumed results of exploration and/or operations of Classic Rules Judo Championships, Inc., and those proceeded by, followed by or that include the words "may," "should," "could," "expects," "plans," "anticipates," "believes," "intends," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology.  Investors should understand that the factors described below, in addition to those discussed elsewhere in this document could affect Classic Rules' future results and could cause those results to differ materially from those expressed in such forward looking statements.

OFFERING INFORMATION

This prospectus relates to the following:

The resale by selling security holders of the Company of up to  10,882,103 share of common stock in connection with the resale of shares of common stock issued by us in  seven separate transactions were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering;  (See "Liquidity and Capital Resources" Section); and three separate transactions under the exemption from securities registration under Rule 701.

The selling shareholders may sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that we will be able to obtain an OTCBB listing.  We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

Our offering and registration of stock are without the involvement of underwriters or broker-dealers.  This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders.  We will not receive proceeds from the sale of shares of common stock being sold by our selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.01 per share offering price of our common stock was determined arbitrarily by us.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the "Exchange Act").  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The seven selling shareholders named in this prospectus are offering their 10,882,103 shares of common stock offered through this prospectus.   Of the 10,882,103 shares to be registered , all seven of the selling shareholders acquired 10,551,143 shares of common stock offered either through a private offering that was exempt from registration under Regulation D of the Securities Act of 1933, as amended (the "Securities Act") or through the Exemption from Securities Registration Under Rule 701 .  N. Lapkin and J. Gruenbaum acquired 165,480 shares each when Blue Ribbon Pyrocool (now Classic Rules) was spun-off from Puritan Financial as a dividend.

Entity	Amount of Common Shares	Date	Value Rcvd

Desmond Capital (1)	5,223,050	07/15/08	$5,373
C. Angle (2)(c)	1,160,678	07/15/08	$1,764
J. Gruenbaum (2)(a)	1,160,678	07/15/08	$5,805
N. Lapkin (2)(b)	1,160,678	07/15/08	$6,000
G. Komarica (1)	825,826	03/31/10	$5,000
C. Angle (1)	185,079	08/18/10	$1,750
V. Stolere (1)	161,415	03/17/11	$1,500
G. Komarica (1)	109,224	03/25/11	$1,000
K. Shilleh (1)	430,107	11/12/11	$4,000
G. Komarica (1)	134,408	11/16/11	$1,250
Sub-Total	10,551,143		$33,442

(1) These shareholders acquired their shares pursuant to a Reguation D, Rule 506 of the Securities Exchange Act of 1934 offering.
(2) These shareholders acquired their shares for legal (a), consulting (b), and administrative (c) services as per the Exemption From Securities Registration under Rule 701

From Dividend Spin-off of Blue Ribbon Pyrocool (now, Classic Rules)
J. Gruenbaum	165,480	03/26/08	$1,655(3)
N. Lapkin	165,480	03/26/08	$1,655(3)
Total	10,882,103		$36,752
(3) Value of one share arbitrarily assigned at offering price - $0.01

Some of the selling stockholders were affiliates of a broker-dealer.  Chris Angle, Jerry Gruenbaum, and Nathan Lapkin were all affiliates of  First Union  Securities, Inc. (previously known as Puritan Securities, Inc.) which was a FINRA member broker-dealer.

Recently, First Union (previously  Puritan Securities) terminated its broker-dealer registration, and as such,  Chris Angle, Jerry Gruenbaum, and Nathan Lapkin presently have no affiliation.

Originally, there was Blue Ribbon International which changed its name to Puritan Financial Group, Inc.  Blue Ribbon Pyrocool, Inc. was a wholly owned subsidiary of Puritan Financial Group.  On March 26th, 2008 Puritan Financial performed a spin-out of Blue Ribbon Pyrocool into a separate company.  A record and payment date of of March  26th, 2008 was set.  As such, on the payment date of March 26th, 2008 the shareholders received restricted shares of Blue Ribbon Pyrocool as a dividend and was book entry for all shareholders with a ratio of distribution of 1 to 1.  Blue Ribbon Pyrocool changed its name to Classic Rules Judo Championships, Inc. on July 16th, 2008.  Since July 16th, 2008 our management has consisted of only Chris Angle, our sole director and officer.  Previous to that time, management consisted of Jerry Gruenbaum as President and CEO and Nathan Lapkin as Secretary Treasurer.

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.  The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”.   Two of the  selling shareholders, N. Lapkin and J. Gruenbaum , acquired a portion of  their shares (165,480 shares each )  from the former parent company, Puritan Financial Group, Inc. through a dividend to shareholders.  The selling shareholders originally acquired their shares under a Section 4(2) of the Securities Act exemption from registration transaction by Puritan Financial Group, Inc. (or one of its previously named companies) not involving any public offering.

These shares may be sold by one or more of the following methods, without limitations.

•    A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•    Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•        Ordinary brokerage transactions and transactions in which the broker solicits purchasers
•            Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we, nor the selling stockholders, can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”.  We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder (except for Chris Angle who is our sole officer and director) has, or had, any material relationship with our officers or directors.  There are some selling stockholders who were affiliates of a broker-dealer; Chris Angle, Jerry Gruenbaum, and Nathan Lapkin were affiliates of  First Union  Securities, Inc. which was a FINRA member broker-dealer; but presently they are not affiliated with any FINRA broker/dealer.

The shareholder(s) that have voting and dispositive power with respect to the shares being offered for sale are Jerry Gruenbaum, Chris Angle, and Desmond Capital which is comprised of Chris Angle, N. Negishi, H. Nishiyama, and C. Yamammoto .  (1) Chris Angle, Jerry Gruenbaum, and N. Lapkin purchased their shares in the ordinary course of business, and (2) at the time of the purchase of the shares to be resold, Chris Angle, Jerry Gruenbaum, and N. Lapkin had no agreements or understanding, directly or indirectly, with any person to distribute the shares.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.  If and when our common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time.  We will not receive any proceeds from the sale of the shares by the selling shareholders.

Based upon information available to us as of  December   22, 2011 , the following table sets forth the names of the selling shareholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholders will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholders.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.  As used in this prospectus, "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

	Common Shares Owned Prior To this Offering (3)	Total Number of Shares to Be Offered for Selling Shareholder Account(1)(3)	Total Shares to be Owned Upon Completion of this Offering (1)	Percent Owned Upon completion of this Offering (1)(2)

Name of Selling Stockholders

NATHAN LAPKIN (3) (4)	1,326,158	1,326,158	0	0%
JERRY GRUENBAUM (3) (4)	1,326,158	1,326,158	0	0%
CHRIS ANGLE (4)	1,345,757	1,345,757	0	0%
DESMOND CAPITAL, INC. (5)	5,223,050	5,223,050	0	0%
GORAN KOMARICA	1,069,458	1,069,458	0	0%
V. STOLERE	161,415	161,415	0	0%
K. SHILLEH	430,107	430,107	0	0%

Total	10,882,103	10,882,103	0	0%

1)         This table assumes that each shareholder will sell all of his/her shares available for sale during the effectiveness of the registration statement that includes this prospectus.  Shareholders are not required to sell their shares.

2)         The percentage is based on 11,596,195 common shares outstanding as of  December 22, 2011 .

3)     J. Gruenbaum and N. Lapkin both received 165,480 shares each as a result of the dividend extended to these stockholders as a result of the Spin-off of Blue Ribbon Pyrocool, Inc. from Puritan Financial Group, Inc.

4)   These shareholders were affiliates of a broker-dealer and presently are not now affiliated with any broker-dealer.

5)         The following legal entities have shareholders that have voting and dispositive power with repect to the shares being offered by the legal entity in the shareholders list above.

Desmond Capital, Inc. - Chris Angle, who is the sole officer of Classic Rules, owns 25% of the stock of Desmond Capital which owns 5,223,050 shares of Classic Rules common stock.  The remaining shares are owned by C. Yamamoto (25%), H. Nishiyama (25%), and N. Negishi (25%).  Angle holds 100% of the dispositive power over all the share which Desmond Capital owns.

All of the above selling shareholders except for Angle, Lapkin, and Gruenbaum :

1.       Have not had a material relationship with us other than as a shareholder at any time within the past three years; or
2.               Has never been one of our officers or directors or
3.               Are not broker-dealers or affiliates of a broker-dealer except as otherwise noted.

The following table refers to the founding investors:

Name of Selling Stockholder(1)	Common Shares Owned Prior To this Offering	Total Number of Shares to Be Offered for Selling Shareholder Account(2)	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon completion of this Offering

1) Nathan Lapkin	1,326,158	1,326,158	0	0.0%
2) Jerry Gruenbaum	1,326,158	1,326,158	0	0.0%
3) Chris Angle	1,345,757	1,345,757	0	0.0%
4) Desmond Capital, Inc.	5,223,050	5,223,050	0	0.0%
5) Goran Komarica	1,069,458	1,069,458	0	0.0%
6) V. Stolere	161,415	161,415	0	0.0%
7) K. Shilleh	430,107	430,107

Total	10,882,103	10,882,103	0	0.0%

(1)           Founding Investors 1 - 3 contributed approximately $12,966 each of in kind services; and Desmond Capital contributed $5,373.00 cash.

(2)           To our knowledge, other than Chris Angle and V. Stolere (wife of C. Angle) , no selling shareholder had any relationship with an officer and Director.

Further, except for Chris Angle , V. Stolere , Nathan Lapkin, and Jerry Gruenbaum there have been no selling shareholder relationships with Classic Rules Judo Championships, it predecessors or affiliates over the last three years.

- Chris Angle is the president of Classic Rules Judo Championships, Inc. and its subsidiary.
- Nathan Lapkin is a consultant to the company.
- Jerry Gruenbaum is the chief legal counsel to the Company.
- Goran Komarica is an arms length investor with no relationship with Classic Rules Judo Championships, it predecessors or affiliates over the last three years other than as an investor.
- V. Stolere is the wife of C. Angle.

PLAN OF DISTRIBUTION

No underwriters or brokers are involved or are expected to be involved in the distribution.  The common stock of Classic Rules has been distributed to the Eligible Shareholders as a dividend for no consideration.    The term “Eligible Shareholders” refers to those shareholders that were shareholders of Puritan Financial Group, Inc. at the time of the spinout on March 26th, 2008 of Blue Ribbon in becoming an independent company.  Blue Ribbon later became Classic Rules on July 16th, 2008.

After the spinout and distribution of shares for no consideration on March 26th, 2008, later in the same year there was a meeting of the Board of Directors on July 15th, 2008 in which the Board would change its name from Blue Ribbon to Classic Rules and issue stock for services and cash to J. Gruenbaum, N. Lapkin, Chris Angle and to Desmond Capital, Inc.

The following is a list of the selling stockholders as per this prospectus:

Entity	Amount of Common Shares	Date	Value Rcvd

Desmond Capital (1)(5)	5,223,050	07/15/08	$5,373
C. Angle (2)(c)(4)	1,160,678	07/15/08	$1,764
J. Gruenbaum (2)(a)(4)	1,160,678	07/15/08	$5,805
N. Lapkin (2)(b)(4)	1,160,678	07/15/08	$6,000
G. Komarica (1)	825,826	03/31/10	$5,000
C. Angle (1)	185,079	08/18/10	$1,750
V. Stolere (1)	161,415	03/17/11	$1,500
G. Komarica (1)	109,224	03/25/11	$1,000
K. Shilleh (1)	430,107	11/12/11	$4,000
G. Komarica (1)	134,408	11/16/11	$1,250
Sub-Total	10,551,143		$33,442

(1) These shareholders acquired their shares pursuant to a Reguation D, Rule 506 of the Securities Exchange Act of 1934 offering.
(2) These shareholders acquired their shares for legal (a), consulting (b), and administrative (c) services as per the Exemption From Securities Registration under Rule 701

From Dividend Spin-off of Blue Ribbon Pyrocool (now, Classic Rules)
J. Gruenbaum	165,480	03/26/08	$1,655(3)
N. Lapkin	165,480	03/26/08	$1,655(3)
Total	10,882,103		$36,752
(3) Value of one share arbitrarily assigned at offering price - $0.01
(4) These shareholders were affiliates of a broker-dealer and presently are not now affiliated with any broker-dealer.
 (5)  The following legal entities have shareholders that have voting and dispositive power with repect to the shares being offered by the legal entity in the shareholders list above.

Desmond Capital, Inc. - Chris Angle, who is the sole officer of Classic Rules, owns 25% of the stock of Desmond Capital which owns 5,223,050 shares of Classic Rules common stock.  The remaining shares are owned by C. Yamamoto (25%), H. Nishiyama (25%), and N. Negishi (25%).  Angle holds 100% of the dispositive power over all the share which Desmond Capital owns.

All of the above selling shareholders except for Angle, Lapkin, and Gruenbaum:

1.       Have not had a material relationship with us other than as a shareholder at any time within the past three years; or
2.               Has never been one of our officers or directors or
3.               Are not broker-dealers or affiliates of a broker-dealer except as otherwise noted.

No selling shareholder (except for Chris angle who is our sole officer and director) has, or had, any material relationship with our officers or directors.  There are some selling stockholders who were affiliates of a broker-dealer.  Chris Angle, Jerry Gruenbaum and Nathan Lapkin were affiliates of First Union Securities, Inc. which was a FINRA member broker-dealer until November 6, 2011.  They presently they are not affiliated with any FINRA broker-dealer.

A copy of this prospectus will be mailed to each holder of record of Classic Rules' common stock on   ___________, 2011 .  Classic Rules will also mail copies of this prospectus to brokers and dealers who are known to trade or make a market in Classic Rule's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in Classic Rules' common stock.  However, Classic Rules does not anticipate that an active market for its common stock will develop in the near future, and there can be no assurance that a trading market will develop at any time.  See RISK FACTORS – “RISKS ASSOCIATED WITH OWNING CLASSIC RULES STOCK.”

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders may sell the shares from time to time:

A)           In transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;
B)           In private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
C)           At a price of $0.01 per share for the duration of the offering or until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices;
D)           In negotiated transactions;
E)           In a combination of such methods of sale; or
F)           Any other method permitted by law.

The selling shareholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.           The market price of our common stock prevailing at the time of sale;
2.           A price related to such prevailing market price of our common stock; or
3.           Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act.  Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling share owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates.  We have informed the selling shareholders that they may not:

A)          Engage in any stabilization activity in connection with any of the shares;
B)           Bid for or purchase any of the shares or any rights to acquire the shares;
C)   Attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
D)   Effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling shareholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.  Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.  In the absence of the registration statement to which this prospectus is a part, certain of the selling shareholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

Penny Stock Regulations

Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.
Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.
Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.
Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.
Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.
Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.
Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.
The FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock
Again, the foregoing rules apply to broker/dealers.  They do not apply to us in any manner whatsoever.  Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares.  As such, your ability to dispose of your shares may be adversely affected.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

Transfer Agent

We are currently utilizing the services of Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, Telephone: 303-282-4800.  Corporate Stock Transfer serves in the capacity as our transfer agent to have us track and facilitate the transfer of our stock.

Admission to Quotation on the OTC Bulletin Board

We intend to apply to have our common stock be quoted on the OTC Bulletin Board.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.  The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board.  We may not now or ever qualify for quotation on the OTC Bulletin Board.  We currently have no market maker who is willing to list quotations for our securities.

DESCRIPTION OF SECURITIES BEING REGISTERED

The Company, a Delaware corporation, is authorized to issue 100,000,000 shares of Common Stock, $0.001 par value.  The Company has issued a total of 11,596,195 shares which are issued and outstanding of which 10,882,103 are being registered with this offering.   The holders of Common Stock:  (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to hold ers of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  There are currently 11,596,195 shares of Common Stock outstanding held by approximately three hundred seventeen (317) shareholders of record.

There is no provision in our by-laws or other incorporating documents that would delay defer or prevent a change in control of our Company.

The Company is authorized to issue 50,000,000 share of preferred stock, $0.001 par value.  As of the date of the prospectus the Company has issued 1,250,000 preferred shares, which have voting rights equal to five times that of the common stock, to the two former officers of the company.  These securities are not being registered in this offering.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements included in this prospectus and in the registration statement have been audited by Meyler & Company, LLC, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

As this registration of shares does not hold any new issuance of shares, no promotion is necessary of any new shares; thus, the company has no promoter.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles and By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us.  We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.  Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of Classic Rules Judo Championships' shares to the Eligible Shareholders.  However, it is not a complete discussion of all potential tax effects that might be relevant to the distribution.  It also is limited to domestic non-corporate shareholders.  It may not apply to some classes of taxpayers, including corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers.  Taxpayers in any of these or similar categories should consult their own tax advisors regarding the tax consequences of the distribution.  The following summary is based on our understanding of laws, regulations, rulings, practice and judicial decisions in effect at the date of the registration statement.  Legislative, regulatory, or interpretive changes, or future court decisions or interpretations may or may not be retroactive and could affect the tax consequences described herein.

PLEASE CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF CLASSIC RULES JUDO CHAMPIONSHIP'S SHARES.

Classic Rules (formerly Blue Ribbon Pyrocool) does not intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution.  Based on the facts of the proposed distribution, the transaction will not qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986.  Accordingly, Classic Rules (formerly Blue Ribbon Pyrocool) will report the transaction as a taxable distribution.

The following tax consequences to the Eligible Shareholders will be controlled by Section 301 of the Internal Revenue Code of 1986:

Each recipient of Classic Rules stock will be considered to have received a potentially taxable distribution in the amount equal to the fair market value of our stock on   March 31, 2009 (the "Distribution Date"), and such stock will be taxed as a dividend resulting in ordinary income to each recipient in an amount equal to the lesser of the current and accumulated "earnings and profits" of Classic Rules, or the value of our stock distributed. Based upon a preliminary analysis, it is not believed that Classci Rules has, or will have, any such "earnings and profits" as of the Distribution Date.  Accordingly, no portion of the value of our stock distributed will be taxable as dividend income. Assuming this is the case, the value of Classic Rules stock distributed will first be applied against (and will reduce) the adjusted basis of each recipients adjusted basis in the recipient’s Classic Rules common stock, and any remaining amount will be treated as gain from the sale or exchange of property.

The recipient's basis in our stock received will be equal to the fair market value of our stock on the Distribution Date, and the recipient's holding period for our stock will begin on the Distribution Date.

For tax valuation purposes, the fair market value of the shares on the Distribution Date will be based on the "first trade" of the shares after completion of the distribution and public trading begins. The "first trade" is the first occurrence of a trade transaction, or series of closely timed trade transactions, between unrelated parties after the stock becomes available for sale in a public trading market. The length of time from the Distribution Date and the occurrence of the "first trade" cannot be reasonably predicted and is dependent on a public trading market developing. See "RISK FACTORS - RISKS RELATED TO OWNING CLASSIC RULES COMMON STOCK".

Upon completion of the distribution and establishment of a fair market value of the Classic Rules shares distributed, the Eligible Shareholders will receive a copy of the Form 1099 filed with the Internal Revenue Service by Blue Ribbon, along with appropriate documentation and forms to be used to assist the shareholders in preparing their income tax return.

The foregoing statements represent the opinion of Classic Rule's management.  The Internal Revenue Service is not bound by and may not agree with this opinion regarding the value of the Classic Rule's shares or the other matters discussed above.  If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the Classic Rule shares distributed, the tax impact could increase significantly.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY.  ALL RECIPIENTS OF THE DISTRIBUTION SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE BUSINESS

History

Blue Ribbon Pyrocool, Inc. was incorporated on the 16th day of November 2005 as a wholly owned subsidiary of Puritan Financial Group, Inc. (which was formerly Blue Ribbon International, Inc.)  On March 24th, 2008 a special meeting of the Shareholders of Puritan Financial Group, Inc. was held.  A quorum representing 90.2% of the issued common shares were present and the Broad of Directors stated that a special meeting of the Board of Directors held earlier that day approved the spinout of Blue Ribbon Pyrocool, Inc.

March 26, 2008 was also set as the record date for voting at the meeting and to establish those Blue Ribbon shareholders who are eligible to participate in the distribution.  Classic Rules did not issue shares to anyone other than our stockholders as of March 26th, 2008.  The special meeting of shareholders was held as scheduled and the distribution was approved by unanimous vote of Blue Ribbon shares represented at the meeting which consisted of approximately 90.2% of the then outstanding stock of Blue Ribbon.

On July 15, 2008 the Board of Directors of Blue Ribbon executed a Corporate Resolution changing the name of Blue Ribbon to Classic Rules.

On July 15, 2008 the Board of Directors of Classic Rules declared a 10 to 1 reverse split reducing the total number of outstanding shares from 10,449,250 to 1,044,925; but with the effect of rounding up by the transfer agent another 127 shares were added and the total became 1,045,052..

Also on July 15, 2008, the ad hoc committee comprising a quorum of approximately 90.2% of the voting shares executed a Waiver of Notice for a Special Stockholders Meeting to be held on July 15, 2008 for the purpose of approving the distribution of Classic Rules stock to the Eligible Shareholders and to resolve the issuance of 8,705,084 shares to be distributed to the founding investors of Classic Rules.

A stock dividend payable in shares of Blue Ribbon Pyrocool (now, Classic Rules) common stock to the shareholders of Puritan Financial has been authorized by Classic Rules and approved by its shareholders.  In March 2008, upon approval of its shareholders, Puritan Financial notified its stock transfer agent, Corporate Stock Transfer, that a spin-out company (Blue Ribbon Pyrocool) would be created and that there would be a distribution of 10,449,250 shares of Blue Ribbon common stock, representing all of the issued and outstanding stock of Blue Ribbon, for the benefit of the Puritan Financial shareholders with no action on the part of the shareholders and will be book entry.

Shareholders will receive one share of Classic Rules common stock for each share of Puritan Financial common stock they held as of March 24, 2008.  Although the shares originated from Puritan Financial Group, due to the spin-off of Blue Ribbon Pyrocool, which since changed its name to Classic Rules Judo, eligible shareholders will receive their Classic Rules certificate upon the effectiveness of this registration statement.  The certificates representing the dividend shares will be mailed to the Eligible Shareholders on or about _________, 2010, which is the effective date of this Prospectus or as soon thereafter as reasonably practical.  The Eligible Shareholders will not be required to make any payment or take any other action in connection with the dividend shares.  Upon completion of the distribution, there will be approximately 316 shareholders of Classic Rules based upon the estimated number of Eligible Shareholders as shown on the stock records as of September 30, 2011

Classic Rules World Judo Championships, Inc., a wholly owned subsidiary of the Company was incorporated pursuant to the laws of the State of Connecticut on August 13, 2008.  The subsidiary was incorporated to act as the accounting and administrative arm of the first type of the tournaments, which will be named “ Classic Rules World Judo Championships” which held its first such tournament on March 21, 2010 in New Rochelle, New York.  The second tournament was held on May 7, 2011.

It is expected that Classic Rules will expend approximately $400, including amounts expended as of the date of this prospectus, for legal and accounting fees, printing, organization costs and other costs involved in the registration and distribution of the dividend shares to the Eligible Shareholders.

Our Business

The Company is a provider of judo tournaments.  Our clients will pay a fee and post their entry.  The Company will list the participants and provide the tournament facilities to perform the Classic Rules World Judo Championships.

Our business plan is to successfully produce, first, the Classic Rules World Judo Championships which we have started by performing two tournaments so far.   Subsequent to this tournament becoming fully operational and generating a profit, we intend to start other "Classic Rules" tournaments such as the U.S. Classic Rules Open Judo Championships and the Pan Am Classic Rules Open Judo Championships, and the European Classic Rules Open Judo Championships.

Our intention to build our business has two components: 1) marketing and expanding our existing products, and, 2) developing new products , such as the contests mentioned just above.

The first tournament was held in March of 2010, had 15 competitors each paying a $100 entry fee generating revenue of $1,500.  With miscellaneous revenue such as from entrance fees, total revenue was $2,087.

Expenses for the first contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facilities Custodial, $100 for Advertising, $150 for Supplies, $200 for Transportation of Tournament mats totaling $1,355.

The second tournament was held in June of 2011, but attendance of athletes dropped to only 11 competitors that paid $75 except for one competitor who paid $50 totaling $850.  With miscellaneous revenue, such as from entrance fees, total revenue was $1,010.

Expenses for the second contest were $405 for Trophies, $150 for Facilities Rental, $350 for the Facility Custodial, $392 for Transportation of Tournament mats, $296 for printing, totaling $1,593.

In the judo contest world the results for the attendance at both of the Classic Rules tournaments would be considered small.  We cannot predict if the Classic Rules type of tournament will become successful and attract athletes to a greater extent.

Background Information of the Business Plan

The evolution of the extent to establish The Classic Rules Judo Championship series is the following:

Preliminary Background Information

The idea that there exists an opportunity to develop new tournaments in the sport of judo comes in part from the observation of the progress of the Mixed Martial Arts Industry.  It occurred to the originator of the idea, our director and CEO, Chris Angle, that there exists a niche in the sport of judo world whereby a new type of tournament could be developed.

As such, Mr. Angle approached the directors of Blue Ribbon Pyrocool to seek their support and ask for their participation.

Blue Ribbon's management thought that the business concept of Classic Rules had merit and also thought it a noble idea, and consequently, the management of Blue Ribbon deemed that Blue Ribbon would participate.

The Board of Directors of Blue Ribbon Pyrocool, Inc. having resolved that, there exists a market for a new type of international judo tournament; accordingly, the Board of Directors of Blue Ribbon resolved on July 15, 2008 to change its name to Classic Rules Judo Championships, Inc.

Thus, it was resolved by the Board of Directors and, subsequently, by a special meeting of the stockholders of Blue Ribbon to do a reverse 10 to 1 split reducing the number of outstanding shares to 1,044,925 and adding 127 shares for rounding up which  resulted in 1,045,052 shares.  The board, then, on July 15th, 2010 changed the Company’s name to Classic Rules Judo Championships, Inc., and issued 8,705,084 shares of Blue Ribbon to the four founders making the total outstanding 9,750,136 shares.  Subsequently, through a private placement memorandum, the Company sold 825,826 shares to an investor (G. Komarica) on March 31st, 2010  and 185,079 shares to Chris Angle, the president of the company, on August 18, 2010.  On March 17, 2011, the Company sold 161,415 shares to V. Stolere (investor and wife of C. Angle).  On March 25, 2011, the Company sold 109,224 shares to an investor, G. Komarica.  In May 2011 , Chris Angle loaned the company an additional $5,000.

Upon further consideration of formulating the plan to develop the tournament to be called “Classic Rules World Judo Championships,” the realization that in order to facilitate the presentation of the concept of the tournament while inviting investors to participate and affording the company the greatest financial latitude during its initial stages would be to make Classic Rules a public company.

Part 1 - An Introduction to Judo and the Judo Contest

Judo which is a sport that originated in Japan a little over 100 years ago has some similarities to wrestling and a convenient description would be to state that judo is similar to wrestling with clothes on.  From the web site of the International Judo Federation (IJF), judo is described in the following manner.  (This information, provided by the IJF, is publicly available at the following web address: go to http://www.intjudo.eu then go to the History Page then scroll to Judo Corner.  Furthermore, this information was not prepared specifically for us (the Company) in any way in connection with this disclosure.)

“Judo is a tremendous and dynamic combat sport that demands both physical prowess and great mental discipline.  From a standing position, it involves techniques that allow you to lift and throw your opponents onto their backs.  On the ground, it includes techniques that allow you to pin your opponents down to the ground, control them, and apply various choke holds or joint locks until submission.

Judo originated in Japan as a derivative of the various martial arts developed and used by the samurai and feudal warrior class over hundreds of years.  Although many of the techniques of judo originated from arts that were designed to hurt, maim, or kill opponents in actual field battle, the techniques of judo were modified so that judo students can practice and apply these techniques safely and without hurting opponents. Unlike karate, judo does not involve kicking, punching, or striking techniques of any kind.  Unlike aikido, judo does not involve the application of pressure against the joints to throw an opponent.  Unlike kendo, judo involves no equipment or weapons of any sort. Instead, judo simply involves two individuals who, by gripping the judo uniform or judogi, use the forces of balance, power, and movement to attempt to subdue each other.  Thus, it is simple and basic. In its simplicity, however, lies its complexity, and mastery of even the most basic of judo techniques that often take considerable time, effort, and energy, involving rigorous physical and mental training.”

Part 2 - Judo as a Competitive Sport

Judo is an Olympic sport and its first appearance in the Olympics was in 1964.  Further more, there is a world judo championships sanctioned by the International Judo Federation (“IJF,” http://www.intjudo.eu) which dates back to the late 1950's.

In a judo contest the contestant's objective is to out score his opponent and there are several ways by which a contestant can accomplish this.  The primary way to out-score the opponent is to score a full point which is known as an "ippon" and when attained, the match ends. (The word "ippon" is derived from the Japanese language and means "one point.")

There are several methods by which a contestant can achieve this full point which is awarded by a referee.  The first method is to throw the opponent on his back or side with appreciable force; the second method is to hold an opponent on his back for 25 seconds; the third method is to force the opponent into submission by applying a strangulation hold using the clothing of the contestant or by the use of one's own bare hands and wrists or in conjunction with the use of the opponent's - or one's own - judo gi (uniform).

The fourth method is to apply an arm lock to the elbow which will cause the opponent to submit to the pressure being applied to the elbow acknowledging his defeat.  The submitting or defeated opponent will make the acknowledgement by nimbly tapping twice on the ground or the opponent.  The referee, upon seeing this signal, will announce the end of the match.

The fifth method in judo to win a match is to accumulate more points (or less penalties) than the opponent.  If there is no one particular technique that a contestant employs to win by a full point as indicated above, a contestant may score a half point called a "waza-ari" in the Japanese language and it literally means "to have a technique".  The referee awards a half point when the technique which will be either a throw (method no. 1 noted above) or to hold the opponent down on the mat for 20 seconds (method 2).

Further, pursuant to out scoring the opponent, the referee may also award the score of "yuko" which means "effect" in the Japanese language.  Although this is a positive award and it can win a match, it does not have a numerical aspect to it.  Therefrom, a participant can accumulate any number of yuko scores but they will not add up to a waza-ari (half point).  Thus, if one opponent accumulates more yukos than the other, the contest will cease at the end of regulation time (which varies from tournament to tournament).  The referee awards a yuko when there is significant force and speed of the ippon throw yet it lacks the effective execution of the waza-ari or the ippon.

The last positive scoring award is the "koka."  It also means "effective" in the Japanese language, but in the scoring system of judo contests, it indicates the smallest exhibition of technique against an opponent.  A referee will usually award this when an athlete upsets the opponent as exhibited by the opponent falling to the mat and being turned over on his back partially.

If there are no points scored of any kind in a match, there are two methods by which a match can be resolved depending on the contest rules decided in advance.  The first method is that there will be two side judges who along with the referee, pick the winner deciding which of the opponents tried the hardest and which one exhibited the best attempts of the techniques.  The second method is that the match continues for an appointed time period until one or the other of the contestants is awarded a score or receives a penalty at which time the match ends.  If the match still does not produce a score, the referees revert to the first method and elect a winner.

In addition to the scoring awards noted above there are also penalties that can accrue to a player for various infractions most of which are for delay of the match and for the employment of stalling tactics against an aggressive opponent.  The second most frequent penalty is for stepping out of bounds.  These penalties can accumulate to the extent that a player can forfeit a match altogether.  The accumulation has a parallel coincidence to the positive scoring.  To summarize this, the first penalty is a "shido" (literally meaning "guidance") which is equivalent to the positive award of the koka.  If another penalty is administered, it accumulates to "chui" (literally, in Japanese, "caution") which is equivalent to the yuko.  Hence, if one player has received a chui and the other has received a yuko, the match is tied.

At the next level, the penalty accumulates to "keikoku" which literally means "warning" and is the same as the half point award of the waza-ari.  If there is an additional fourth penalty, then the contestant receives a "hansoku-make" which literally means "defeat by penalty" which is self-explanatory.

Part 3 - History of Relevant Information to Registration Statement

Up until the mid-1970's, the judo contest rule system was comprised only of the waza-ari (the half point) and the ippon (the full point) accompanied by very few penalties which were administered very sparingly.

From the mid-1970's until the present the IJF gradually added the above scoring and penalty system.  In addition to  the scoring changes, the IJF instituted another aspect which addresses the frequent transition of athletes when they do not attain the full point (ippon) score attempting to finish the match by going from the partial throw into grappling combat endeavoring to hold the opponent, whom he toppled to the mat, on his back for the necessary time to attain the ippon score which will end the match.  Under a relatively recent IJF rule, there must be constant grappling activity that proceeds rapidly to the hold down and a score, or the referee will stop the grappling and the contestants will resume from the standing position.

Previous to the mid-1970's, before the advent of most of  the rule and scoring changes, many of the contest matches exhibited the spectacular techniques that produced the ippon and waza-ari that made judo a famous sport, practiced throughout the world, and to be included in the Olympics.  However, since the advent of the rules, the character of the contest scoring throws have retreated away from the ippon throws to the athletes attempting lesser effective levels of the judo techniques which have resulted in awards frequently at the level of the koka and the yuko score.

With such depreciation of the level of the throw, the phrase "koka judo" surfaced and is immediately understood in the judo world to mean this change of the content by the athletes toward the utilization of their competitive techniques directly to obtain the lesser scores of yuko and particularly the koka which enables them to win the match.

However, pre-1970 tournament judo, although it beheld many spectacular throws, it had some flaws.  Predominately, matches were frequently slow without action.  Contestants, often times, would use stalling and excessive defensive techniques against a superior opponent to avoid being thrown hoping that they could gain an advantage somewhere in the match and receive at the end of the match the judges and referee's award for the decision producing at times unexciting, dull matches.

After the mid-1970's, three results evolved.  First is that judo contests, due to the inactivity (stalling) penalties, did acquire greater activity and lost some of its tendency to bore the viewer or audience during interims of inactivity producing a positive aspect to tournament judo.  However, secondly, the participating athletes began to attempt many more throws of a level of technique that would produce lesser awards of koka and yuko, and hence the term "koka judo" came into usage inducing the disappearance and frequency of the throws that produce the full point award.  Thirdly, the activity for the grappling ("newaza" in judo terminology) almost ceased altogether.  Although newaza (literally "lying down technique") is in itself not particularly spectacular due to its slow, methodical employment of grappling techniques, it is for the judo aficionado of great interest replete with its chokes and arm joint locks.  In fact, this aspect of judo although almost completely devoid in modern judo contests is alive and well in the new arrival of Brazilian ju-jutsu (a.k.a. jiu-jitsu - an inadvertent corruption of the original word, ju-jutsu) which does employ joint locks and strangulation chokes often to spectacular effect.

Part 4 - More Changes Producing Complete Transmogrification

In recent years, the IJF has induced a further change that has produced a complete change in the character of contest judo.  It has lessened the criteria of the technical level of the throw thus essentially downgrading the level of competence needed to effect the award of an ippon or a waza-ari.  Presently, what used to be awarded a koka is now a waza-ari and what was needed to attain a yuko score is now awarded ippon totally changing the integrity of the judo throw.  The IJF reasoning behind the new award appellations is to make judo more appealing to audiences by increasing the action of the sport and effect the conclusions of the matches quickly.

As an aside, because of the diminishment of the level of judo technique execution necessary to obtain the waza-ari or ippon scores, the IJF recognized that there is no further need of their "koka" score, and so, it has been dropped.

Part 5 - Unintended Consequences

In introducing the new rule changes, there have been some unintended consequences.  These unintended consequences of the many rule changes have produced a different sport from the original previous to the mid 1970's, and it has divided the world of the adherents to the sport of judo into two camps.  The major and controlling camp is the IJF controlled by the European judo community and the older generation of judo practitioners (let us call this group "judoka", literally in the Japanese language, "judo cognoscente").

The European group has changed the rules for two reasons: one is, as mentioned above, to quicken the action of judo and bring the matches to a faster conclusion.  Secondly, the IJF intended to quantify, more clearly, to various degrees of action within the judo contest to assist in eliminating the vagaries of two judges and a referee calling the winner at the end of a match from the memory of the content of the matches which historically have produced a significant amount of inequitable decisions.  The categories of yuko and koka have significantly assisted to rectify these wrong decisions.

The third reason is one that is perhaps a cynical prejudice among some judoka purists who feel that the Europeans have changed the rules to enhance the potential of the European player of attaining medal awards as finalists in the major contests such as the Olympics and the World Judo Championships as sponsored and sanctioned by the IJF.  It is felt that the Europeans, as a whole - but not entirely - are behind the Japanese and Koreans in the ability to employ the techniques of the full point judo.  As such, if proficiency is attained by being able to score with the utilization of lesser techniques, then they also will be able to participate at the awards dais more frequently and to a greater degree.

The judoka further feel that the rule changes have downgraded the beauty of the sport of judo.

Part 6 - Business Summary

The officer of Classic Rules, Chris Angle, believes that the tendency of the IJF toward constant rule changes that deprecate the aesthetics of judo is contrary to a large portion of the judo world, and thus, seeks to create a new market for those judoka that are oriented toward the full point style of judo.  To this end, Mr. Angle  has create d the Classic Rules Judo Championship series beginning with its Classic Rules Judo World Championships, the first two tournamemnts of which was performed in 2010 and 2011 .

To enter the championships the contestant must first fill out an entry form and pay an entry fee to secure his spot in the tournament.  The tournament will have the following characteristics:  It will be held each year in the springtime ; it will be an open contest allowing any entrant to participate.   The  cost of entry in 2012  will be $ 100.00 .

- It will not use the yuko and koka scores;
- Will return to the ippon score of yore whereby the full point will be required to have dramatic force;
- No score for take down techniques employed to take an opponent into grappling mode (a.k.a. newaza);
- No quick stoppage of the transition to newaza;
- To allow newaza to continue until a deadlock whereby it is clear to the referee that the opponents in newaza are no longer able to make any advancement;
- To allow sufficient time for the opponents to vie for their starting grip.

Mr. Angle believes that there is a significant market for this type of championship contest.  In addition, if the tournament becomes popular and  enough revenue is accumulated then prize money of $1,000 for first place will add to the attractiveness of the tournament.  Also, as newaza will have a greater opportunity, practitioners of ju-jutsu may seek to enter.

Part 7 - The Judo Background of Christopher Angle

Mr. Angle, since a child, has always had an interest in judo, but an opportunity to begin practicing judo did not present itself until 1969 during his studies at the University of Michigan where he began his judo training.  After his graduation Mr. Angle continued his judo studies at a judo club in Stamford, Connecticut under the tutelage of Mr. K. Shiina.  In 1974, Mr. Angle repaired to Tokyo, Japan to enhance his skills.  In Japan at the Kodokan Judo Institute he trained vigorously, and to further the cultural experience he enrolled in the Japan Missionary Language Institute to study the Japanese language.  After constant practice and study he returned from Japan in 1978 to enter competition whereby he traveled to various tournaments throughout the 80's.  He is now the head coach of Stamford Judo (www.stamfordjudo.us) located in Stamford, Connecticut.  Mr. Angle continues to travel to the major tournaments often coaching his students.  In addition Mr. Angle has written four books on matters of philosophy.  His books are available at Amazon or can be viewed at www.philosophypublishing.com.

Part 8 - Market Development of Classic Rules Judo Championships

Mr. Angle believes that the most effective way to market the tournament is be through a web site which has all the details of the tournament.  Presently, the tournament information is located at: www.stamfordjudo.us/   Further, Mr. Angle has scores of judo contacts throughout the world.  He  continues to  notify them all of the future tournaments, its website address, and implore these contacts to bring participants to the yearly contest.

The new Classic Rules Judo Championships is significantly different from the present World Judo Championships as sponsored by the IJF in many aspects not just in the rules that govern participation.  In the present IJF World Championships, each country sends a delegation of judo athletes to the tournament.

The Classic Rules tournament, on the other hand, is an open tournament inviting any and all.   The present IJF Worlds is only for delegations of young men and women that win their country's championship tournaments.  The Classic Rules  Judo contest in addition to being an open tournament   also contains a veteran's division whereby in addition to the open age category in which the young athletes participate, there are age divisions for the veterans over the age of 35 who would like to participate.  Veteran tournaments (usually called "Masters") have become very popular and the World Masters Championship is the largest tournament in the world in terms of the sheer number of participants.  Classic Rules seeks to capture some of the success and interest by the veterans to participate in tournaments with contestants of their own approximate age and weight.  Categories are constructed each five years starting at age 40 (hence, 40 - 44 as an example) and going up to the 75 and over category.  The weight classes are the same as those of the IJF.  This division of the Classic Rules Judo Championships is called the Classic Rules Judo  Masters Championships and is run concurrently to the Classic Rules Judo Championships which has the young athlete participants.

Marketing Existing Products

We are marketing the Classic Rules Judo Championships through establishing a website and by communicating with as many coaches of judo as we are familiar throughout the world.

In order to market and develop the product of the Company which is the tournament that it sponsored on March 21st, 2010 and May 7, 2011, our president, Mr. Angle, has put together a mailing list of several hundred judo clubs throughout the U.S.   Five months before the next Classic Rules Judo World Championships, scheduled for June , 2012 , the company will begin a mailing of the information of the tournament to all of the clubs on the list.  In addition, the company has begun compiling an international email mailing list through making notation of any clubs that make their information available on the international judo websites.  The Company has started to and will continue to search for international clubs email addresses to expand the list overall.  The Company believes that the most effective way to market the Company’s product is to directly contact judo clubs throughout the U.S. Canada, Europe, Asia, and the rest of the world.

The list of judo clubs that Mr. Angle has compiled contains the email addresses of each club.  As email is an inefficient way to market with very little cost associated with it, Mr. Angle will email the tournament information three times before the tournament.  The first time will be  five months in advance, then again  three months in advance and finally one  month pror to the tournamnet.

Expanding and Developing New Products

We intend to start other "Classic Rules" tournaments such as the Classic Rules Judo  U.S. Open Championships and the Classic Rules Judo Pan Am Open Championships, the Classic Rules European  Open Judo Championships.

Our Competition

We face intense competition and our inability to successfully compete with our competitors who produce other judo tournaments will have a material adverse effect on our results of operation.

The martial arts industry is highly competitive.  Our competition in the martial arts industry includes the contests sponsored by the International Judo Federation type of Judo, Ju-Jutsu, Karate, Brazilian Jiu-Jitsu, and Tae Kwon Do.  Many of our competitors have longer operating histories, greater brand recognition, broader product lines, greater financial resources, and larger advertising budgets than we do.  Many of our competitors offer similar tournaments or alternatives to our tournament.  We intend to rely solely on concepts and other intellectual property developed by Chris Angle, our sole officer and director.  There can be no assurance that we will sufficiently procure an on-line retail market and tournament for the judoka that will be available to support the tournament site and website that we offer or allow us to seek expansion in producing other tournaments such as the Classic Rules Judo Pan-American Open Championships or the Classic Rules Judo U.S. Open Championships. There can be no assurance that we will be able to compete effectively in this marketplace.

Proprietary Rights

We intend to rely on a combination of copyright and trademark, and third-party service providers to establish and protect the intellectual property rights that we have in the tournament.  There can be no assurance that our competitors will not independently develop tournaments that are substantially equivalent or superior to ours.  There also can be no assurance that the measures we adopt to protect our intellectual property rights will be adequate to do so.  The ability of our competitors to develop services or other intellectual property rights equivalent or superior to ours or that our inability to enforce our intellectual property rights could have a material adverse affect on  our results of operation.

Our main intellectual property right lies in the name of "Classic Rules Judo."   This nomenclature denotes the type of judo and judo tournament that we are producing.  As we are the first to use this brand name, we will become synonymous with this phrase.  Since we see Classic Rules Judo as a phrase that will identify the Company's type of tournament, there may be some protection that that the Company could establish a Servicemark, Trademark, or other; but the Company is unsure if there are protections and if any are applicable to Classic Rules Judo.  If there is no protection, this may further jeopardize our product.  Chris Angle has assigned his right, if any, to the phrase Classic Rules Judo to the company.  In addition,  there are no  non-disclosure agreements in place with anyone to establish or protect the intellectual property rights that we may have in the tournament.

Though we do not believe that any of the web designs will infringe on the intellectual property rights of third parties in any material respect, there can be no assurance that third parties will not claim infringement by us with respect to the designs.  Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause delays in the development of the tournament or require us to enter into royalty or licensing agreements.  Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, results of operations, and financial condition.

The martial arts industry is highly competitive.  Our competition in the martial arts industry includes not only  the contests sponsored by the International Judo Federation type of Judo, but also those of  Ju-Jutsu, Karate, Brazilian Jiu-Jitsu, and Tae Kwon Do.  Many of our competitors have longer operating histories, greater brand recognition, broader product lines, greater financial resources, and larger advertising budgets than we do.  Many of our competitors offer similar tournaments or alternatives to our tournament.  We intend to rely solely on concepts and other intellectual property developed by Chris Angle, our sole officer and director. There can be no assurance that we will procure sufficiently  an on-line retail market and tournament for the judoka that will be available to support the tournament site and website we will offer or allow us to seek expansion in producing other tournaments such as the Classic Rules Judo Pan-American Open Championships or the Classic Rules U.S. Open Judo Championships. There can be no assurance that we will be able to compete effectively in this marketplace.

Intellectual property claims against us can be costly and could impair our business. Other parties may assert infringement or unfair competition claims against us.  We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business.  If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product/service delays.  As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.   If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

If we do not suffiently attract participants to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations.

Our Research and Development

We are not currently conducting any research and development activities.  For all lines of websites we offer or will offer, we intend to rely on concepts and other intellectual property developed by Chris Angle our sole officer and director.  Mr. Angle is under no contractual obligation to the Company to continue to develop new lines of websites nor is he under any contractual obligation to assign his rights in any new lines of websites to the Company.  We do not intend to use any other person other than Mr. Angle as a source for new lines of websites or designs.  We intend to rely on third party service providers to continue the development of concepts developed by Mr. Angle  for use by   Classic Rules Judo Championships, Inc.

Government Regulation

There are various government regulations with which the Company will have to comply.

a) Penny Stock Regulations:  Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers.  They do not apply to us in any manner whatsoever.  Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares.  As such, your ability to dispose of your shares may be adversely affected.

b) Blue Sky Restrictions on Resale:  If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

Employees

As of  December 22, 2011 , we have no employees other than our sole officer and director.  We anticipate that we will not hire any employees in the next twelve months, unless we generate significant revenues.  We believe our future success depends in large part upon the continued service of our sole officer and director, Chris Angle.

Facilities

Our executive, administrative and operating offices are located at 100 Research Drive, Suite 16, Stamford, CT 06906.  This is also the office of our sole officer and director, Chris Angle. Mr. Angle makes this space available to the company free of charge.  There is no written agreement documenting this arrangement.
We have no policies with respect to investments in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.  The mailing address of Classic Rules Judo is P.O. Box 708, CT 06896.

Director Independence

Our sole director, Chris Angle, in not an independent director.  Further, as he is the sole director, there are no independent directors on the Company’s board of directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events.  You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.
All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

We have only held  two tournaments on March 21st, 2010 and on May 7, 2011  producing limited financial results and thus limited revenue.

Our auditors have issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  Our auditor's opinion is based on our suffering initial losses, having no operations, and having a working capital deficiency.  The opinion results from the fact that we have not generated enough revenues to produce a profit and profit is not anticipated until the technical aspects of our website, network infrastructure, and transaction processing systems will be sufficiently developed to the extent that it will become effective enough to produce a profit which may never happen.   Accordingly, we must raise cash from sources other than operations.  Our only other source for cash at this time is investments by others in our company.  We must raise cash to continue the development of our products and operations.

We have only one officer and director.  He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002.  When these controls are implemented, he will be responsible for the administration of the controls.  Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Revenues

We generated no revenues for the period from November 16, 2005 (inception) through December 31, 2009, and we currently have minimal operations and minimal revenue.

On March 21, 2010 the Company held it’s first tournament, which generated a total of $2,087 revenue during the year ended December 31, 2010 .  If we compare our December 31 , 2010 results with previous year's results, our results improved by $2,087 , as through December 2009, we had no revenue, and through December 31 , 2010, we generated $2,087 of revenue.  On May 7, 2011, the Company held its second tournament which generated revenue of $1,010 only.

Prior to the commencement of operations during the quarter, the bulk of our expenses include organizational fees and general and administrative expenses for the issuance of stock to management in lieu of salaries and to pay for accounting and legal fees.  During the  year ending December 31, 2010, the company had total expenses of $ 18,568 , $ 1,450 of that amount were direct tournament costs.  As of the nine months ending September 30, 2011, the Company had total expenses of $7,074.

We are filing this Registration Statement to become a fully reporting Company so that we can apply through a broker dealer for a OTC-Bulletin Board listing.  Management believes that listing on the OTC-Bulletin will better position the Company to find the financing it needs to expand its operations.   We do not anticipate generating any profit for at least 12-24 months.

Liquidity and Capital Resources

Our balance sheet as of December 31, 2010 and December 31, 2009 reflects cash of $25 and $1,337 and liabilities of $ 15,803 and $7,414, respectively.  Our balance sheet as of September 30, 2011 indicates cash of $76.   Cash from inception to date have been sufficient to provide the operating capital necessary to operate to date.

Accounts payable increased from $7,414 at December 31, 2009 to $15,803 at December 31, 2010 due to the payments of expenses related to the Company’s auditor and transfer agent.

Expenses for the next one year, including the next tournament, can be summrized by the following:

The Company expects that the minimum operating costs to run the tournament in June 2012 will be $2,250 but these costs could grow to $3,000 and we expect the tournament to cost this amount.

Cost	Per Month Cost	Per Year Cost Total

Transfer Agent	$75	$900
Internet	$100	$1,200

(1) Sub-Total	$175	$2,100

Accounts Payable	$417	$5,000

(1 & 2) Sub-total	$592	$7,100

(3) Accounting and Audit
Audit Reviews	$250	$3,000
Audit Year End	$583	$7,000

Sub-total	$833	$10,000

(1, 2, & 3) Sub-total:		$17,100 yearly

(4) Tournament Cost 2012 (Estimated)

Trophies	$33	$400
Custodian	$29	$350
Facilities Rental	$13	$150
Advertisement	$8	$100
Supplies	$13	$150
Transportation	$66	$800
Printing	$25	$300

Additional Possible Tournament Costs in 2012 Should the Tournament Grow (Estimated)

Referees	$25	$300
Other Personnel	$13	$150
Miscellaneous	$25	$300

Subtotal	$250	$3000

(1, 2, 3, 4) Total	$1,675	$20,100

Revenue on the other hand is expected to grow to $7,500.
Estimated Deficiency for the coming one year: (12,600)

On July 15, 2008 we issued a total of 8,705,084 par value $0.001 common shares of stock to the Company’s founders and investors.  All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

Classic Rules was a wholly-owned subsidiary of Puritan Financial Group which at that time was called Blue Ribbon Pyrocool, Inc. The shares of Classic Rules were issued to each of Puritan Financial shareholders as a spin-off dividend on a proportional basis.  The record shareholders of Puritan Financial received one (1) unregistered common share, par value $0.001, of Classic Rules common stock for every share of Puritan Financial common stock owned.  The Classic Rules stock dividend was based on 10,449,250 shares of Puritan Financial common stock that were issued and outstanding as of the record date.  On July 15, 2008 the company reverse split the outstanding shares on a 10 for 1 basis, which decreased the outstanding shares from 10,449,250 to 1,044,925.  The Company then issued 1,160,678 to each of the original three founders for their services to the company.

Also, on July 15, 2008, we conducted a private placement without any general solicitation or advertisement.  The Company issued 5,223,050 shares of its $0.001 par value common stock for cash of $5,373 pursuant to a Regulation D, Rule 506 of the Securities Exchange Act of 1934 offering to Desmond Capital, Inc .  All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

As of December 31, 2010 we have a total of approximately three hundred six t een (316) shareholders.  On March 31st, 2010 the Company in a Regulation D Private Placement issued 825,826 shares to G. Komarica for his investment in the Company of $5,000.  On August 18, 2010,  the company in a Regulation D Private Placement issued 185,079 shares to
Chris Angle, the President, for his investment of $1.750.  On March 17, 2011, the Company sold 161,415 shares to V. Stolere, wife of C. Angle, for $1,500, and on March 25, 2011 sold 109,224 shares to G. Komarica for his investment of $1,000.  On November 12, 2011 the Company sold 430,107 shares to K. Shilleh for an investment of $4,000 and on November 16, 2011 sold 134,408 shares to G. Komarica for $1,250.

In order for us to operate for the coming year we will need to take in at least $13,600 in total revenue not including what we may need for our accounts payable of $5,000 .  We estimate the monthly costs to be $ 175 per month plus our accounts payable of $5,000,  but not including the expenses of the yearly accounting audit and the reviews which we estimate to be about $10,000 per year; and not including  the next tournament that will be held in June, 2012 .  We estimate that our normal expenses for the next contest will rise to about $3,000.   We expect that our revenues from the 2011 tournament to increase to about $7,500 as the tournament will be better known throughout the judo community.  The cost for a participant to enter is $100; and thus, it will require 75 athletes to participate in order for us to reach our minimum goal of $7,500.  If we add our yearly costs, together (which are the transfer agent and internet of $2,100, accounts payable of $5,000, audit and review costs, $10,000, and estimated contest costs such as, for the 2012 tournament of $3,000), we get a total of $20,100; thus, the estimated deficiency will be $12,600 not including any other unforeseen or unexpected contingency expenses that may arise .

The following is a summary of expenses and expected income for 2012

Cost	Per Month Cost	Per Year Cost Total

Transfer Agent	$75	$900
Internet	$100	$1,200

(1) Sub-Total	$175	$2,100

Accounts Payable	$417	$5,000

(1 & 2) Sub-total	$592	$7,100

(3) Accounting and Audit
Audit Reviews	$250	$3,000
Audit Year End	$583	$7,000

Sub-total	$833	$10,000

(1, 2, & 3) Sub-total:		$17,100 yearly

(4) Tournament Cost 2012 (Estimated)

Trophies	$33	$400
Custodian	$29	$350
Facilities Rental	$13	$150
Advertisement	$8	$100
Supplies	$13	$150
Transportation	$66	$800
Printing	$25	$300

Additional Possible Tournament Costs in 2012 Should the Tournament Grow (Estimated)

Referees	$25	$300
Other Personnel	$13	$150
Miscellaneous	$25	$300

Subtotal	$250	$3000

(1, 2, 3, 4) Total	$1,675	$20,100

Revenue on the other hand is expected to grow to $7,500.
Estimated Deficiency for the coming one year: (12,600)

We anticipate generating losses and therefore we may be unable to continue operations in the future.  We anticipate we will require additional capital to go forward with our business plan, and we would have to issue debt or equity or enter into a strategic arrangement with a third party.  We intend to try and raise capital through a private offering after this registration statement is declared effective and our shares are quoted on the Over the Counter Bulletin Board.  There can be no assurance that additional capital will be available to us.  We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Our sole officer/director and major shareholders have agreed to contribute funds to the operations of the Company, in order to keep it fully reporting for the next twelve (12) months, without seeking reimbursement for funds donated.  No agreement exists that our sole officer/director will continue to contribute funds to the operations of the Company for the next twelve months; therefore, there is no guarantee that he will continue to do so in the future.

Further, without a further injection of cash from the founders or other investors the Company will deplete its cash immediately since it is using funds at a rate of approximately $75 per month for the transfer agent, $100 per month for internet costs plus its account payable of $5,000  and as a result may have to close.  In addition, the yearly audit and review fees are estimated to be approximately $10,000.  Next year the cost of the 2012 Classic Rules World Championship is estimated to be about $3,000.  These costs total to be an estimated $20,100 for the coming year.

Plan of Operation

Our specific goal is to  d evelop our Classic Rules  Judo World Championships.

Our plan of operation is to market and develop the Company’s product which is the tournament that it sponsored on March 21st, 2010 and its second one in May of 2011 .  Our president, Mr. Angle, has put together a mailing list of several hundred judo clubs throughout the U.S.  Three months before the next Classic Rules  Judo World Championships, scheduled for May, 2012 , the company will begin a mailing of the information of the tournament to all of the clubs on the list.  In addition, the company has begun compiling an international email mailing list through making notation of any clubs that make their information available on the international judo websites.  The Company has started to and will continue to search for international clubs email addresses to expand the list overall.  The Company believes that the most effective way to market the Company’s product is to directly contact judo clubs throughout the world.

 We intend to accomplish the foregoing through the following milestones:

Complete our public offering.

After completing the offering, we will continue the development of our website and have the service providers develop our network infrastructure and transaction processing systems.  The negotiation of service providers and the development and maintenance of the website, network infrastructure and transaction processing systems will be ongoing during the life of our operations.  Developing an expanded version of our website will also be ongoing as news of the tournament becomes available , and developing workable versions of our network infrastructure and transaction processing systems will also be ongoing as the company needs change.

After we complete our public offering, we intend to continue to promote our website primarily through viral marketing, such as blogs, postings on online communities such as Yahoo!(R) Groups and judo related websites such as judoinfo.com, judoforum.com and other methods of getting Internet users to refer others to our website by e-mail or word of mouth.  We also intend to use search engine optimization, the marketing of our website via search engines by purchasing sponsored placement in search result, and to enter into affiliate marketing relationships with website providers to increase our access to Internet consumers.  Further, we will market by sending out email campaigns to clubs that comprise our mailing list.   As the marketing campaign will be conducted primarily via the internet and email, we believe that its cost will be minimal.    Marketing is an on-going matter that will continue during the life of our operations.

Until our website becomes more developed and effective , we will not become successful.  If we are unable to negotiate suitable terms with service providers to develop our product to conduct a number of traditional retail operations, and to attract customers to our website, we may have to suspend or cease operations.

In addition to our website, and emailing clubs in the U.S., and around the world, our president, Chris Angle, will personally call the owners of the clubs domestically and internationally with whom he is familiar asking them to participate.  Mr. Angle believes that there are many other judo coaches that participated in the older style of judo tournaments that had the pre-1974 rules and that they would be amenable to sending their athletes to such a contest as the Classic Rules Championships as many of these coaches have issues with modern judo contests.

Also, once the Classic Rules World Championships becomes well known, the Company plans to expand its product line to hold the Classic Rules U.S. Judo Championships and the Classic Rules Pan American Judo Championships.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations.  If we cease operations, we do not know what we will do, and we do not have any plans to do anything else.  Further, if we were to loose our tournament facility, this will also cause us to cease operations.

Off-Balance Sheet Arrangements

We do not currently have, nor have we ever had, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  In addition, we do not engage in trading activities involving non-exchange traded contracts.

Recent Accounting Pronouncements

In June 2009, the FASB issued FASB ASC 105, Generally Accepted Accounting Principles, that establishes the FASB Accounting Standards Codification as the sole source of Generally Accepted Accounting Principles, or GAAP.  Pursuant to the provisions of FASB ASC 105, we have updated references to GAAP in our financial statements issued for the period ending December 31, 2009 and thereafter. The adoption of FASB ASC 105 had no impact on our financial position or results of operations.

In May 2009, the FASB issued a new accounting standard related to events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  This standard is effective for interim and annual periods ending after June 15, 2009, and establishes general principles of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, this standard establishes (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard did not have a material effect on our financial condition or results of operations.

In February 2010, the FASB issued (“ASU 2010-09”) to address potential practice issues associated with FASB ASC Topic 855, Subsequent Events (Statement 165). The amendments in the update would no longer require entities that file or furnish financial statements with the SEC to disclose the date through which subsequent events have been evaluated in originally issued and reissued financial statements. Other entities would continue to be required to disclose the date through which subsequent events have been evaluated; however, disclosures about the date through which subsequent events have been evaluated in reissued financial statements would be required only in financial statements revised because of an error correction or retrospective application of U.S. GAAP. The ASU is effective immediately except for the use of the issued date for conduit bond obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of ASU 2010-09 did not have a material impact on the Company’s financial condition, results of operations or liquidity.

Limited Operating History

There is no historical financial information about us upon which to base an evaluation of our performance.  We are a company with limited operations and have only generated limited revenues from our first two tournaments.  We cannot guarantee we will be successful in our future business operations.  Our business is subject to risks inherent in the development of a  young operational  business enterprise, including limited capital resources and possible cost overruns.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE;

On January 14, 2010, the Company entered into an engagement letter with Meyler & Company, to assume the role of its certifying accountant.  Meyler & Company has been asked to audit the years ended December 31, 2007, 2008 and 2009. During the two most recent fiscal years and the subsequent interim periods prior to the engagement of Meyler & Company, the Company did not consult with Meyler & Company, with regard to:

(i)	the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or

(ii)	any matter that was either the subject of a disagreement or a reportable event (as described in Item 304(a)(1)(iv) of Regulation S-K).

The engagement of the new principal auditor was recommended and approved by the Company’s Board of Directors.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company’s property is not the subject of any pending legal proceedings.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this prospectus, the number of shares of Common Stock beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission.  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Except as noted below, each person has sole voting and investment power.

We do not have any outstanding options or warrants exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner(1)(2)	Amount and nature of beneficial ownership		Percent of Class

Preferred Stock
	Nathan Lapkin Two Corporate Drive, Suite 234 Shelton, Connecticut 06484	625,000		50.0%
	Jerry Gruenbaum Two Corporate Drive, Suite 234 Shelton, Connecticut 06484	625,000		50.0%
Total of Preferred Stock of Beneficial Owners		1,250,000		100%

Common Stock
	Desmond Capital(3) 7065 W. Ann Road #130-448 Las Vegas, NV 89130		5,223,050		45.04%
	Nathan Lapkin Two Corporate Drive, Suite 234 Shelton, Connecticut 06484		1,326,158		11.44%
	Chris Angle (4) 100 Research Dr. #16 Stamford, CT 06906		1,507,172		13.00%
	Jerry Gruenbaum Two Corporate Drive, Suite 234 Shelton, Connecticut 06484		1,326,158		11.44%
	Goran Komarica 44 Fairview Avenue Glen Rock, NJ 07452		1,069,458		9.22%
Total of Common Stock of Beneficial Owners Group			10,451,996		90.14%

-
(1)           All directors, named executive officers, and persons owning 5% or more of Classic Rules Judo Championships’ stock have sole voting and investment power with respect to the shares listed.

(2)           No director, named executive officer, or persons owning 5% our more of Classic Rules Judo Championships' stock has any rights to acquire any shares from options, warrants, rights, conversion privileges or similar obligations.

(3)           20% of the shares of Desmond Capital, Inc. are held by Chris Angle.  The remaining shares are held by H. Nishiyama, N. Negishi, and C. Yamamoto.

(4)           Mr. Angle is the sole officer and director of the Company.  Shares include shares owned by V. Stolere, his wife.

There are no arrangements currently in place which may result in a change of control of Classic Rules Judo Championships.

We believe that all persons named above have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

MANAGEMENT

Officers and Directors

The name, address, age, and positions of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Chris Angle	61	President, Chief Executive Officer,
100 Research Dr. #16		Chief Financial Officer,
Stamford, CT 06906		Secretary and sole Director

Our sole director will serve until his successor is elected and qualified, or until the earlier of his death, resignation or removal from office. Our sole officer was elected by the board of directors for a one year term, and will serve until his successor is duly elected and qualified, or until the earlier of his death, resignation or removal from office. The board of directors has no nominating, auditing, or compensation committees.

Overall, Mr. Angle has a wide range of business and judo experiences which makes him a knowledgeable manager in this field of organizing judo tournaments.  Contest organizing requries several facets of a businessman.  First, knowledge of the components of a tournament is required such as:

- how to obtain a facility to hold the contest;
- where to get the judo tatami mats on which the participants will compete;
- where to obtain the referees;
- who to use as referees as Classic Rules is a different judo tournament from the normal IJF contest;
- how to set up a food vendor for refreshments at the event;
- tournament scorers, timers, door admission ticket entry personnel, labor to set up, set down, transport, and store the tournament equipment and
- marketing of the tournament.

As these logistics and marketing are required, an executive with both general business knowledge, sales experience, knowledge of judo and the U.S. and international judo communities is required.  As Mr. Angle has been in judo tournaments, has traveled over the world on judo related matters, has overall business experience, and is well known throughout the U.S. and internationally, Mr. Angle has been chosen as our chief executive officer.

Background of Our Sole Officer and Director

Chris Angle--President, Chief Executive Officer, Chief Financial Officer Secretary, and sole director.

Mr. Chris Angle was appointed to his position in May 2008. His educational background includes attending from 1967 to 1971 the University of Michigan where he obtained a B.A. in Biological Anthropology, and from 1975 to 1977, he was a student in Tokyo, Japan, at the Japan Missionary Language Institute.

An outline of Mr. Angle’s business history is as follows:

- 1979 to 1981: He worked for Dai Nippon Printing Co. in the machinery sales department.
- 1982 to 1984:  Worked for East Coast Management Corp. as a market researcher for Japanese importers/exporters and investors in the U.S.
- 1984 to 1997:  Worked for Corona USA Corporation as the national sales manager.  Corona is a manufacturer of kerosene heating and air conditioning products.
- 1998 to 1999: Was a MetLife insurance salesman
- 1999 to 2000: Was in the Paine Webber  Financial Advisor Training Program
- 2001 to 2005:  Gemini Financial as a Financial Advisor
- 2005 to 2007: Owner of L.A. Limousine of Greenwich
- 2008 to 9/2011 :  First Union  Securities, Inc as a Registered Representative
- 2009 to Present: Editor of the RITE Report (http://www.stock-market-direction.net)

His judo background and history includes:

- 2000 to Present: Coach of Stamford Judo, Stamford, CT (www.stamfordjudo.us):
- 2010: Coach Angle received 6th Dan Rank Certification from the USJF.
- Chris Angle competed in over 80 local, regional, national, and international judo tournaments throughout the 70’s and 80’s.

Mr. Angle does not devote all of his time to our operations.  He is involved in other activities.  Mr. Angle currently devotes approximately 1 hour per week to company matters.  We have not formulated a plan to resolve any possible conflict of interest with his other business activities.  Mr. Angle intends to limit his role in his other activities and devote more of his time to the Company after we attain a sufficient level of revenues to support him full time.

Mr. Angle’s other activities include being editor of the RITE Report which prognosticates the direction of the stock market; owner of Stamford Learning Center, LLC d/b/a Stamford Judo; and president of Desmond Capital, Inc which invests in venture capital opportunities.

Involvement in Certain Legal Proceedings

1                                               Our Executive Officer, Chris Angle, did file a Chapter 11 bankruptcy petition at the Bridgeport Bankruptcy Court Case No.09-51872 on September 21, 2009.  This Chapter 11 Bankruptcy is an ongoing proceeding presently that involves a business (L.A. Limousine of Greenwich - see above) that Mr. Angle purchased in 2005.  Other than the aforementioned Bankruptcy, our director, executive officer and control person has not been involved in any of the following events during the past ten years and which is material to an evaluation of the ability or the integrity of our director or executive officer:

2	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflicts of Interest

Mr. Angle devotes approximately  one (1) hour per week to Classic Rules Judo Championships.  The only conflict that exists is Mr. Angle's devotion of time to other projects.  Mr. Angle's current work interests, noted above, are not competitors of the Company since the purpose of these other businesses is not to offer judo contests services to the judo practitioner community.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on November 16, 2005 through  September 30, 2011, to our officers and directors .  The information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

	SUMMARY COMPENSATION TABLE
							Nonqualified
						NonEquity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principle Position	Years	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($ )	Earnings ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
N/A	2010	0	0	0	0	0	0	0	0
N/A	2009	0	0	0	0	0	0	0	0
Chris Angle, Pres.	2008	0	0	1,1607	0	0	0	0	0
N/A	2007	0	0	0	0	0	0	0	0

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our sole officer and director other than as described herein.

Employment Agreements

We have not entered into an employment agreement with our sole officer and director. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

Stock Option Grants

We did not grant any stock options to the executive officer or director from inception through  September 30 , 2010.

Family Relationships

Not applicable.

Significant Employees

We have no significant employees other than our Officer/Director.  We conduct our business through arms-length third parties and independent contractors Compensation of Directors.

 Our sole director does not receive any compensation for serving as a member of the board of directors.

Audit Committee

We do not have an audit committee established at this time.

Audit Committee Financial Expert

We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have limited operations, at the present time, we believe the services of a financial expert are not warranted.

Compensation Committee

We do not have a compensation committee established at this time.

Auditors

Our principal independent  auditor is Meyler & Company, LLC.

Code of Ethics

We have established a Code of Ethics applicable to our principal executive, financial and accounting officer.  The Code of Ethics is an Exhibit to this document.

Audit Committee; Nominating Committee

We do not have an audit committee or nominating committee.

Advisory Board

We do not have an advisory board.

Advisor Compensation

We do not have an advisory board.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our officers/directors.

Indemnification

Under our Certificate of Formation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our securities are not listed on any exchange or quotation service.  We are not required to comply with the timely disclosure policies of any exchange or quotation service.  The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.  Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.  The address of that site is www.sec.gov.
There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2008, Desmond Capital, Inc. invested $5,373 in the Company in return for 5,223,050 newly issued shares.  The president of Desmond Capital is Mr. Chris Angle who is also the president of the Company.  Desmond Capital has two purposes: first is to provide consulting and advise to small start up companies and to invest in these companies to help bring capital for expansion.  Desmond Capital investment was used for the on-going operations of the Company.

On July 15, 2008, we issued 1,160,678 shares of restricted common stock to Chris Angle, our sole officer and director, in consideration of services valued at $1,161.  This represents the complete interests of our current shareholders.

On March 29, 2010, the Company signed a stock subscription agreement with an investor (G. Komarica) where the investor agreed to purchase 825,826 shares of the Company's common stock for $5,000 or $0.006 per share as per the Stock Subscription Agreement.  On August 18, 2010 the Company sold 185,079 shares to C. Angle, the president of the company for $1,750; on March 17, 2011 the Company sold 161,415 shares to V. Stolere for $1,500; and on March 25, 2011 109,224 shares for $1,000 to G. Komarica.  On November 12, 2011 the Company sold 430,107 shares to K. Shilleh for an investment of $4,000 and on November 16, 2011 sold 134,408 shares to G. Komarica for $1,250.

Jerry Gruenbaum, Esq., has acted as our legal counsel in providing an opinion for this filing and as such has received an additional 1,160,678 common shares for services valued at $5,805.  In addition, Mr. Gruenbaum was a stockholder of Blue Ribbon Pyrocool owning 1,654,801 common shares and as such will own 165,480 after the 10 to 1 reverse split of shares.  The total shares common held by Mr. Gruenbaum is thus 1,326,158.  Mr. Gruenbaum also holds 625,000 shares of the Company’s preferred stock.

Nathan Lapkin has provided the funds for the accounts payable from inception up until the appointment of Mr. Angle in July of 2008 of $5,868.  In addition, Mr. Lapkin has provided adminstrative and consultative assistance to Classic Rules; thus, Mr. Lapkin has received 1,160,678 common shares valued at $ 6,000 . Mr. Lapkin was a stockholder of Blue Ribbon Pyrocool owning 1,654,801 common shares and as such  additionally owns 165,480  from the 10 to 1 reverse split of shares.  The total shares held by Mr. Lapkin are thus 1,326,158.  Mr. Lapkin also holds 625,000 shares of the Company’s preferred stock.

The shares issued to Mr. Angle were founder shares and were valued at par, the fair value of the shares issued.  As the Company had minimal assets or operations at the time of issuance, the shares were valued at their par value of $0.001, or $1,161.

On August 18, 2010, the company signed a stock subscription agreement with Chris Angle, our president, where Chris Angle agreed to purchase 185,079 shares of the company's common stock for $1,750, or $0.009 per share as per the Stock Subscription Agreement.

The shares issued to Messrs. Gruenbaum and Lapkin were for consulting services and were valued at the fair value of the services provided.  Due to the lack of assets and operations of the Company and the lack of a market for the Company’s stock, the Company determined that the fair value of the services provided were more reliably measurable.  The Company obtained invoices form Messrs. Gruenbaum and Lapkin for the services provided.  Mr. Gruenbaum provided legal services valued at $5,805 and Mr. Lapkin provided accounting and consulting services valued at $6,000.  The Company issued both individuals the same number of shares for the services rendered.  After reviewing the services provided, the Company noted that there was a $195 difference in the value of the services provided by these two individuals.  The Company concluded that this difference was insignificant and did not require any adjustment.

 Our executive, administrative and operating offices are located at Mr. Angle's office. Mr. Angle provides space for the company's operations.  There is not a written agreement evidencing this arrangement.  There is no charge to the Company for the space.  Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard.  Our officer will not seek reimbursement for past office expenses.  No written agreement exists that this officer/director will continue to donate office space to the operations.  Therefore, there is no guarantee that he will not seek reimbursement for the donated office space in the future.

Other than as set forth above, there are no transactions since our inception, or proposed transactions, to which the Company was or would be a party.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Formation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Classic Rules Judo Championships, Inc. and Subsidiary

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS
Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at September 30 , 2011 (Unaudited) and December 31, 2010 and 2009 (Audited)	F-3

Consolidated Statements of Operations for the  nine months ended September 30 , 2011 and 2010 (Unaudited),  the years ended December 31, 2010 and 2009 (Audited) and for period from November 16, 2005 (inception ) to September 30 , 2011 (Unaudited)
F-4

Consolidated Statement of Stockholders’ Equity (Deficit) for the period from November 16, 2005 (inception ) to December 31, 2010 (Audited) and for the nine months ended September 30 , 2011 (Unaudited)	F-5

Consolidated Statements of Cash Flows for the nine months ended September 30 , 2011 and 2010 (Unaudited), for the years ended December 31, 2010 and 2009 (Audited) and for the period from November 16, 2005 ( inception ) to September 30 , 2011 (Unaudited)
F-6

Notes to Consolidated Financial Statements for the nine months ended September 30 , 2011 and 2010 (Unaudited), for the years ended December 31, 2010 and 2009 (Audited) and for the period from November 16, 2005 (inception ) to September 30 , 2011 (Unaudited)
F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Classic Rules Judo Championships, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheets of Classic Rules Judo Championships, Inc. and Subsidiary (a Development Stage Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2010 and the cumulative period November 16, 2005 (Inception) to December 31, 2010. Classic Rules Judo Championships, Inc. and Subsidiary's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Classic Rules Judo Championships, Inc. and Subsidiary (a Development Stage Company) as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2010 and the cumulative period November 16, 2005 (Inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company is a development stage company with minimal revenues, incurred net losses of $16,481 and $8,319 in 2010 and 2009, respectively , and had a deficit accumulated during the development stage of $47,309 at December 31, 2010. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note B. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Meyler & Company, LLC
Middletown, NJ
August 9, 2011

Classic Rules Judo Championship, Inc. and Subsidiary
(Formerly Blue Ribbon Pyrocool, Inc.)
(A Development Stage Company)

Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010	2009
	(Unaudited)

ASSETS

Current Assets
Cash	$76	$25	$1,337

Total Current Assets	76	25	1,337

Total Assets	$76	$25	$1,337

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	14,222	15,803	7,414
Advance from officer	5,000	-	-

Total Current Liabilities	19,222	15,803	7,414

Total Liabilities	19,222	15,803	7,414

Stockholders' Deficit
Preferred stock, $0.001 par value; 50,000,000 shares
authorized; 1,250,000 issued and outstanding	1,250	1,250	1,250
Common stock, $0.001 par value 100,000,000 shares
authorized; 11,031,680; 10,761,041 and 9,750,136 issued and
outstanding on September 30, 2011 , December 31, 2010 and
December 31, 2009, respectively	11,032	10,761	9,750
Additional paid-in capital	21,945	19,520	13,751
Deficit accumulated during development stage	(53,373)	(47,309)	(30,828)

Total Stockholders' Deficit	(19,146)	(15,778)	(6,077)

Total Liabilities and Stockholders' Deficit	$76	$25	$1,337

The accompanying notes are an integral part of these statements.

Classic Rules Judo Championship, Inc. and Subsidiary
(Formerly Blue Ribbon Pyrocool, Inc.)
(A Development Stage Company)

Consolidated Statements of Operations

	For the nine Months Ended		For the Year Ended		Period from
	September 30,		December 31,		November 16, 2005 (inception)
	2011	2010	2010	2009	to September 30 , 2011
	(Unaudited)	(Unaudited)			(Unaudited)

Revenues	$1,010	$2,087	$2,087	$-	$3,097

Operating Expenses
Cost of revenues	1,588	1,300	1,450	-	3,038
General and administrative	5,290	3,799	17,118	8,319	53,236
	196	-	-		196

Total Expenses	7,074	5,099	18,568	8,319	56,470

Net Loss	$(6,064)	$(3,012)	$(16,481)	$(8,319)	$(53,373)

Net Loss per Common Share
Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted Average
Shares Outstanding	10,953,137	10,309,762	10,445,313	9,750,136	6,074,169

The accompanying notes are an integral part of these statements.

Classic Rules Judo Championship, Inc. and Subsidiary
(Formerly Blue Ribbon Pyrocool, Inc.)

Consolidated Statement of Stockholders' Equity (Deficit)

From November 16, 2005 (Inception) to December 31, 2010
and the nine months ended September 30 , 2011 (unaudited)

						Deficit
						Accumulated	Total
	Capital Stock		Capital Stock		Additional	During	Stockholders'
	Preferred		Common		Paid-In	Develoment	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)
Inception (November 16, 2005)	-	$-	-	$-	$-	$-	$-

Shares issued in spinout on November 18, 2005	1,250,000	1,250	1,045,052	1,045	(2,295)	-	-
Contributed capital	-	-	-	-	342	-	342
Net loss	-	-	-	-	-	(342)	(342)

Balance at December 31, 2006	1,250,000	1,250	1,045,052	1,045	(1,953)	(342)	-

Balanace at December 31, 2007	1,250,000	1,250	1,045,052	1,045	(1,953)	(342)	-

Shares issued for cash at $0.001 on July 15, 2008	-	-	5,223,050	5,223	150	-	5,373
Shares issued as compensation at $0.001 07/15/08	-	-	1,160,678	1,161	-	-	1,161
Shares issued for services at $0.005 on July 15, 2008	-	-	2,321,356	2,321	9,484	-	11,805
Contributed capital	-	-	-	-	5,526	-	5,526
Net loss	-	-	-	-	-	(22,167)	(22,167)

Balance at December 31, 2008	1,250,000	1,250	9,750,136	9,750	13,207	(22,509)	1,698

Contributed capital	-	-	-	-	544	-	544
Net loss	-	-	-	-	-	(8,319)	(8,319)

Balance at Decmber 31, 2009	1,250,000	1,250	9,750,136	9,750	13,751	(30,828)	(6,077)

Shares issued for cash at $0.006 on March 29, 2010	-	-	825,826	826	4,174	-	5,000
Shares issued for cash at $0.009 on August 18, 2010	-	-	185,079	185	1,565	-	1,750
Contributed capital	-	-	-	-	30	-	30
Net loss	-	-	-			(16,481)	(16,481)

Balance at December 31, 2010	1,250,000	$1,250	10,761,041	$10,761	$19,520	$(47,309)	$(15,778)

Shares issued for cash at $0.009 on March 17, 2011	-	-	161,415	162	1,338	-	1,500
Shares issued for cash at $0.009 on March 25, 2011	-	-	109,224	109	891	-	1,000
Imputed interest on advance from officer					196		196
Net loss	-	-	-	-	-	(6,064)	(6,064)

Balance at September 30, 2011 (Unaudited)	1,250,000	$1,250	11,031,680	$11,032	$21,945	$(53,373)	$(19,146)

The accompanying notes are an integral part of these statements

Classic Rules Judo Championship, Inc. and Subsidiary
(Formerly Blue Ribbon Pyrocool, Inc.)
(A Development Stage Company)

Consolidated Statements of Cash Flows

	For the nine Months Ended		For the Year Ended		Period from
	September 30,		December 31,		November 16, 2005 (Inception)
	2011	2010	2010	2009	to Sept 30, 2011
	(Unaudited)	(Unaudited)			(Unaudited)
Cash Flows from Operating Activities
Net loss	$(6,064)	$(3,012)	$(16,481)	$(8,319)	$(53,373)
Adjustments to reconcile net loss to net cash
used in operating activities:
Shares issued for services	-	-	-	-	11,805
Shares issued for salaries	-	-	-	-	1,161
Expenses paid by shareholders	-	-	-	544	6,412
Imputed interest	196				196
Changes in operating assets and liabilities-
Increase (decrease) in accounts payable	(1,581)	(5,064)	8,389	7,414	14,222

Net Cash Used in Operating Activities	(7,449)	(8,076)	(8,092)	(361)	(19,577)

Cash Flows from Financing Activities
Proceeds from sale of common stock	2,500	6,750	6,750	-	14,623
Advance from officer	5,000				5,000
Cash contributions	-	-	30	-	30

Net Cash Provided by Financing Activities	7,500	6,750	6,780	-	19,653

Net Increase (Decrease) in Cash	51	(1,326)	(1,312)	(361)	76

Cash, Beginning of Period	25	1,337	1,337	1,698	-

Cash, End of Period	$76	$11	$25	$1,337	$76

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-	$-	$-	$-
Cash paid for taxes	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these statements.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE  NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Blue Ribbon Pyrocool, Inc. was incorporated in the State of Delaware on November 16, 2005. Blue Ribbon Pyrocool, Inc. changed its name to Classic Rules Judo Championships, Inc. ("Classic Rules")  on July 15, 2008. Classic Rules created a subsidiary in the State of Connecticut on August 13, 2008 named Classic Rules World Judo Championships, Inc. The Company’s product is to develop an annual judo championship tournament. Clients will pay a fee and the Company will post their entry on the Company’s website. The Company will do an historical competition evaluation of the participant and place that participant to an appropriate position on the elimination chart in order to allow the highest probability of the most renowned athletes to meet late in the competition preferably in the quarter-finals, the semi-finals, or finals. To date, the Company has held two tournaments and has realized its first revenues from its planned principal business purpose.

The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of Classic Rules Judo Championship, Inc. and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements as of  September 30, 2011 , and for the  nine months ended September 30, 2011  have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the  nine months ended September 30 , 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information, refer to the consolidated financial statements and footnotes thereto included in this registration statement on Form S-1/A for the year ended December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE  NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments:

FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At December 31, 2010 and 2009, the carrying value of accounts payable approximates fair value due to the short-term nature of the instruments.

Fair Values Measurements

The Company has adopted ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) for its financial assets and liabilities. Management uses the fair value hierarchy of ASC 820, which gives the highest priority to quoted prices in active markets. The fair value of financial instruments is estimated based on market trading information, where available. Absent published market values for an instrument or other assets, management uses observable market data to arrive at its estimates of fair value.   The carrying values of accrued expenses and accounts payable, due to affiliate and loans payable approximate their fair value due to the short-term maturities of these assets and liabilities.

ASC 820 defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted price for identical or similar assets and liabilities in markets that are not active; or other input that are observable or can be corroborated by observable market data.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE  NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values Measurements (Continued)

As of December 31, 2010, the Company has no financial assets or liabilities that were measured at fair value on a recurring basis.

Revenue Recognition

The Company plans to develop its tournament into a world class judo tournament. The Company will report revenues on the accrual basis of accounting, whereby revenue is recognized when realized and earned and collectibility is reasonably assured. During the year ended December 31, 2010, the Company held its first tournament and recognized as revenue the entrance fees received from the participants.  These fees were recognized upon collection and completion of the tournament.

Research and Development Expense

Any research and development expenditures will be expensed in the period incurred.

Stock-Based Compensation

The Company measures stock-based compensation at the grant date based on the fair value of the award and recognizes stock-based compensation expense over the requisite service period.

The Company also grants awards to non-employees and determines the fair value of such stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is completed.

Net Loss Per Common Share

The Company computes basic loss per common share by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding during the year. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive. The Company was in a loss position for all periods presented and, accordingly, there is no difference between basic loss per share and diluted loss per share.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reverse Stock Split

At the Board of Directors meeting on July 15, 2008, the Company approved a resolution to effect a 10 for 1 reverse stock split. All share and per share information were retroactively adjusted to reflect the reverse stock split.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Under the assets and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company recognizes and measures uncertain tax positions and record tax benefits when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  The Company recognizes interest and penalties as a component of income tax expense.

At December 31, 2010 and 2009, the Company has not incurred any liability  for the payment of tax related interest and there was no tax interest or penalties recognized in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued new codification standards which represent the source of authoritative U.S. GAAP recognized by the FASB to be applied by non-governmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The codification supersedes all non-SEC accounting and reporting standards which existed prior to the codification. All other non-grandfathered, non-SEC accounting literature not included in the codification is non-authoritative. The new codification standards were effective for financial statements issued after September 15, 2009. Adoption of the codification did not have a material impact on the Company’s financial position or results of operations.

In May 2009, the FASB issued a new accounting standard related to events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard is effective for interim and annual periods ending after June 15, 2009, and establishes general principles of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this standard establishes (i) the period after the balance

Classic Rules Judo Championships, Inc. and Subsidiary
 (A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE NINE   MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE A – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of this standard did not have a material effect on our financial condition or results of operations.

In February 2010, the FASB issued (“ASU 2010-09”) to address potential practice issues associated with FASB ASC Topic 855, Subsequent Events (Statement 165). The amendments in the update would no longer require entities that file or furnish financial statements with the SEC to disclose the date through which subsequent events have been evaluated in originally issued and reissued financial statements. Other entities would continue to be required to disclose the date through which subsequent events have been evaluated; however, disclosures about the date through which subsequent events have been evaluated in reissued financial statements would be required only in financial statements revised because of an error correction or retrospective application of U.S. GAAP. The ASU is effective immediately except for the use of the issued date for conduit bond obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of ASU 2010-09 did not have a material impact on the Company’s financial condition, results of operations or liquidity.

NOTE B – GOING CONCERN

As shown in the accompanying consolidated financial statements at December 31, 2010, the Company has minimal revenues, has incurred cumulative net losses of $47,309 since inception, and had net losses of $16,481 and $8,319 in 2010 and 2009 and a net loss of $6,064 for the nine months ended September 30 , 2011. Management's plans to specialize in utilizing internet media and word of mouth to market and generate its leads for it’s future business of conducting tournaments. The Company needs to raise additional capital in order to fully develop its business plan. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations. Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurance that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE C – PREFERRED STOCK

The Company is authorized to issue 50,000,000 shares of preferred stock at $0.001 par value. The Company has designated that these shares of preferred stock have five times voting capacity of the common stock but do not have any conversion or other rights or privileges. The Company does not have any additional Series of preferred stock. The Company has issued 1,250,000 preferred shares to the two former officers of the Company.

NOTE D –STOCKHOLDERS’ EQUITY

On July 15, 2008, the Company issued One Million One Hundred Sixty Thousand Six Hundred and Seventy-eight (1,160,678) shares of common stock to its officer and director, Chris Angle. This stock was issued to Mr. Angle as compensation for services rendered as the officer and director of the Company.

On July 15, 2008, the Company issued One Million One Hundred Sixty Thousand Six Hundred and Seventy-eight (1,160,678) shares of common stock to an outside consultant, Nathan Lapkin. This stock was issued to Mr. Lapkin as compensation for his accounting services rendered to the company.

On July 15, 2008, the Company issued One Million One Hundred Sixty Thousand Six Hundred and Seventy-eight (1,160,678) shares of common stock to an outside consultant, Jerry Gruenbaum, Esq. This stock was issued to Mr. Gruenbaum as compensation for his legal services rendered to the company.

The shares issued to Mr. Angle were founders shares and were valued at par, the fair value of the shares issued. As the Company had minimal assets or operations at the time of issuance, the shares were valued at their par value of $0.001, or $1,161.

The shares issued to Messrs. Gruenbaum and Lapkin were for consulting services and were valued at the fair value of the services provided. Due to the lack of assets and operations of the Company and the lack of a market for the Company’s stock, the Company determined that the fair value of the services provided were more reliably measurable. The Company obtained invoices from Messrs. Gruenbaum and Lapkin for the services provided. Mr. Gruenbaum provided legal services valued at $5,805 and Mr. Lapkin provided accounting and consulting services valued at $6,000. The Company issued both individuals the same number of shares for the services rendered. After reviewing the services provided, the Company noted that there was a $195 difference in the value of the services provided by these two individuals. The Company concluded that this difference was insignificant and did not require any adjustment.

In July 2008, the Company undertook a private offering of approximately 6,000,000 shares of common stock. The stock was offered with a price of $0.001 per share. The private offering was made to Desmond Capital, Inc. (“Desmond”) through a subscription agreement. Desmond purchased 5,223,050 of the offered shares for a total of $5,373 in cash. Desmond’s shares were purchased with the intention of holding the securities for investment purposes, with no intention of dividing or allowing others to participate in this investment or to sell the securities for at least one year in the event that the company becomes registered with the Securities and Exchange Commission.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE NINE   MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE D –STOCKHOLDERS’ EQUITY (CONTINUED)

On March 29, 2010, the Company sold 825,826 shares of common stock at $0.006 per share to an investor under a stock subscription agreement and received proceeds of $5,000.

On August 18, 2010, the Company sold  185,079 shares of common stock at $0.009 per share to its President under a stock subscription agreement and received proceeds of $1,750.

On March 17, 2011 the Company sold 161,415 shares of common stock at $0.009 per share to the spouse of its president under a stock subscription agreement and received proceeds of $1,500.

On March 25, 2011 the Company sold 109,224 shares of common stock at $0.009 per share to an investor under a stock subscription agreement and received proceeds of $1,000.

NOTE E – INCOME TAXES

The Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements. The principal types of differences, which are measured at current tax rates, are net operating loss carry forwards. At September 30, 2011 and December 31, 2010 and 2009, these differences resulted in a deferred tax asset of approximately $18,700 , $16,600 and $10,800, respectively. FASB ASC 740 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Since realization is not assured, the Company has recorded a valuation allowance for the entire deferred tax asset, and the accompanying financial statements do not reflect any net asset for deferred taxes at September 30 , 2011 and December 31, 2010 and 2009.

The Company's net operating loss carry forwards amounted to approximately $53,000 , $47,000 and $31,000 at September 30 , 2011 and December 31, 2010 and 2009, respectively, which will expire through 2031 .

NOTE F –RELATED PARTY TRANSACTIONS

From inception prior to the appointment of Mr. Angle, in July 2008 the former management (Mr. Lapkin) of the Company contributed a total of $5,868 in cash into the company for operating expenses. In addition, in July 2008, former management, Mr. Lapkin & Mr. Gruenbaum, agreed to assist Mr. Angle to file a registration statement, for which they were paid a total of $11,805 ($6,000 to Mr. Lapkin and $5,805 to Mr. Gruenbaum) in company stock for accounting and legal services.

In July 2008, Desmond Capital, Inc. invested $5,373 in the Company in return for 5,223,050 newly issued shares. The president of Desmond Capital is Mr. Chris Angle who is also the president of the Company. Desmond Capital has two purposes: first is to provide consulting and advise to small start up companies and to invest in its these companies to help bring capital for expansion. The Desmond Capital investment will be used for the on-going operations of the Company.

Classic Rules Judo Championships, Inc. and Subsidiary
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009 AND THE CUMULATIVE PERIOD FROM NOVEMBER 16, 2005 (INCEPTION) TO DECEMBER 31, 2010
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30 , 2011 AND 2010 (UNAUDITED)

NOTE F –RELATED PARTY TRANSACTIONS (Continued)

During 2010 Mr. Angle, the Company’s CEO, contributed a total of $30 in cash for operating expenses. There was no consideration given to Mr. Angle for this contribution.

During 2011 Mr. Angle, the Company CEO, advanced $5,000 to the Company.  The amount is non-interest bearing and has no repayment terms.  The Company has imputed interest at 10% on this advance, resulting in $196 in interest expense in the nine months ended September 30, 2011.

NOTE G – SUBSEQUENT EVENTS

On November 12, 2011 an investor , K. Shilleh, purchased 430,107 shares of the company's common stock for $4,000 through a stock subscription agreement.  On November 16, 2011 an investor, G.Komarica, purchased 109,224 shares at $1,250 through a stock subscription agreement.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

SEC Registration Fee	$12
Printing Expenses	$250
Audit/Administrative Fees and Expenses	$4,000
Transfer Agent Fees	$200
TOTAL	$4,462

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Formation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On July 15, 2008 we issued a total of 8,705,084 par value $0.001 common shares of stock to the Company's founders and investors.  All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

Classic Rules was a wholly-owned subsidiary of Puritan Financial Group.  The shares of Classic Rules were issued to each of Puritan Financial shareholders as a spin-off dividend on a proportional basis.  The record shareholders of Puritan Financial received one (1) unregistered common share, par value $0.001, of Classic Rules common stock for every share of Puritan Financial common stock owned.  The Classic Rules stock dividend was based on 10,449,250 shares of Puritan Financial common stock that were issued and outstanding as of the record date.  On July 15, 2008 the company reverse split the outstanding shares on a 10 for 1 basis, which decreased the outstanding shares from 10,449,250 to 1,044,925.  The Company then issued 1,160,678 to each of the original founders for their services to the company.

Also, on July 15, 2008, we conducted a private placement without any general solicitation or advertisement.  The Company issued 5,223,050 shares of its $0.001 par value common stock for cash of $5,373 pursuant to a Regulation D, Rule 506 of the Securities Exchange Act of 1934 offering.  All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

The following is a list to summarize to whom the Company has sold share pursuant to Regulation D, Rule 506 of the Securities Exchange Act of 1934 and per the Exemption From Securities Registration under Rule 701 :

Entity	Amount of Common Shares	Date	Value Rcvd		Use of Proceeds

Desmond Capital	5,223,050	07/15/08	$5,373		Gen Admin. Expenses(GAE)
C. Angle (1)(c)	1,160,678	07/15/08	$1,764		GAE
J. Gruenbaum (1)(a)	1,160,678	07/15/08	$5,805		GAE
N. Lapkin (1)(b)	1,160,678	07/15/08	$6,000		GAE
G. Komarica	825,826	03/31/10	$5,000		GAE
C. Angle	185,079	08/18/10	$1,750		GAE
V. Stolere	161,415	03/17/11	$1,500		GAE
G. Komarica	109,224	03/25/11	$1,000		GAE

Sub-Total	9,986,628		$28,192
(1) These shareholders acquired their shares for legal (a), consulting (b), and administrative (c) services as per the Exemption From Securities Registration under Rule 701

From Divident Spin-off of Blue Ribbon Pyrocool (now, Classic Rules)
J. Gruenbaum	165,480	03/26/08	$1,655	(2)
N. Lapkin	165,480	03/26/08	$1,655	(2)
Total	10,317,588		$31,502
(2) Value arbitrarily assigned at offering price - $0.01

As of  September 30 , 2011 , we have a total of approximately three hundred sixteen (316) shareholders.

ITEM 16. EXHIBITS.

Exhibit No.	Description

3.1	Certificate of Formation
3.2	Amended Certification of Formation
3.3	Bylaws of Classic Rules Judo Championships, Inc.
5.1	Opinion of Jerry Gruenbaum, Esq.
10.1	Management’s Agreement
14	Code of Ethics
23.1	Consent of Meyler & Company, LLC
23.2	Consent of Jerry Gruenbaum, Esq.
99.1	Form of subscription agreement for Common Stock.

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Shelton, State of Connecticut on  December 22 , 2011.

Classic Rules Judo Championships, Inc.

By:  /s/ Chris Angle
Chris Angle
President, Secretary, Treasurer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
Title
/s/ Chris Angle
President, Secretary, Treasurer, and Director
Chris Angle
Principal Executive Officer, Principal Financial
Officer, and Principal Accounting Officer)